UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14A-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.)

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PINNACLE FINANCIAL PARTNERS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

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PINNACLE FINANCIAL PARTNERS, INC.
150 Third Avenue South, Suite 900
Nashville, Tennessee  37201
(615) 744-3700

March 4, 2013

Dear Shareholder:

You are cordially invited to attend our annual meeting of shareholders, which will be held in our offices on the eighth floor of the Pinnacle at Symphony Place at 150 Third Avenue South, Nashville, Tennessee 37201, on Tuesday, April 16, 2013, at 11:00 a.m., CDT. I sincerely hope that you will be able to attend this meeting, and I look forward to seeing you.

This notice of the annual meeting and proxy statement describes the formal business to be transacted at the meeting. We will also report on our operations for the year ended December 31, 2012 and the first quarter of 2013, as well as our plans for the future.  Your attention is directed to the proxy statement and notice of meeting accompanying this letter for a more complete statement regarding the matters proposed to be acted upon at the meeting.

We have elected to provide access to our proxy materials over the internet under the Securities and Exchange Commission’s “notice and access” rules. We are constantly focused on improving the ways people connect with information, and believe that providing our proxy materials over the internet increases the ability of our stockholders to connect with the information they need, while reducing the environmental impact of our Annual Meeting.

Please take this opportunity to become involved in the affairs of Pinnacle Financial Partners, Inc. Whether or not you expect to be present at the meeting, please vote and submit your proxy as soon as possible via the Internet, by phone, or if you have requested to receive printed proxy materials, by mailing a proxy or voting instruction card enclosed with those materials. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs.  If you decide later to attend the meeting, you may withdraw your proxy at any time and vote your shares in person.

Sincerely,

M. Terry Turner
President and Chief Executive Officer

PINNACLE FINANCIAL PARTNERS, INC.
150 Third Avenue South, Suite 900
Nashville, Tennessee  37201
(615) 744-3700

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 16, 2013

The annual meeting of shareholders of Pinnacle Financial Partners, Inc. (the “Company”) will be held on Tuesday, April 16, 2013, at 11:00 a.m., CDT in our offices on the eighth floor of the Pinnacle at Symphony Place at 150 Third Avenue South, Nashville, Tennessee 37201 for the following purposes:

(1)	To elect four persons to serve as Class I directors for a three-year term and until their successors are elected and duly qualified;

(2)	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013;

(3)	To approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement that accompanies this notice;

(4)
To vote on the frequency (either annual, biennial or triennial) that shareholders of the Company will have a non-binding, advisory vote on the compensation of the Company’s named executive officers; and

(5)	To transact any other business as may properly come before the meeting.

The Board of Directors has set the close of business on February 22, 2013, as the record date for determining the shareholders who are entitled to notice of, and to vote at, the meeting.

We are mailing a Notice of Internet Availability of Proxy Materials to many of our stockholders instead of paper copies of our proxy statement and our annual report. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how stockholders can receive a paper copy of our proxy materials, including the proxy statement, our 2012 Annual Report and proxy card.

We hope that you will be able to attend the meeting. We ask, however, whether or not you plan to attend the meeting that you vote as soon as possible. Promptly voting will help ensure that the greatest number of shareholders are present whether in person or by proxy. You may vote over the internet, as well as by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card enclosed with those materials. Please review the instructions on each of your voting options described in this proxy statement, as well as in the Notice you received in the mail.

If you attend the meeting in person, you may revoke your proxy at the meeting and vote your shares in person. You may revoke your proxy at any time before the proxy is exercised.  Should you desire to revoke your proxy, you may do so as provided in the accompanying proxy statement.

By Order of the Board of Directors,

Hugh M. Queener, Corporate Secretary
Nashville, Tennessee
March 4, 2013

Pinnacle Financial Partners, Inc.

PINNACLE FINANCIAL PARTNERS, INC.
150 Third Avenue South, Suite 900
Nashville, Tennessee  37201
(615) 744-3700

* * * * * * * * *

PROXY STATEMENT FOR 2013 ANNUAL MEETING

* * * * * * * * *

The Board of Directors (the “Board”) of Pinnacle Financial Partners, Inc. (the “Company”) has made this proxy statement and accompanying proxy card available to you on the Internet, or upon your request, has delivered such materials to you in printed form in connection with its solicitation of proxies for use at the 2013 Annual Meeting of Shareholders (the “Meeting”) to be held at 11:00 a.m. CDT on Tuesday, April 16, 2013 in our offices on the eighth floor of the Pinnacle at Symphony Place at 150 Third Avenue South, Nashville, Tennessee 37201, and at any adjournments of the Meeting.  The Board is soliciting proxies for the purposes set forth in the notice the Company mailed to you on or about March 4, 2013 (the “Notice of Internet Availability of Proxy Materials”).

The purposes of the Meeting are (i) to elect four Class I directors, (ii) to ratify the appointment of the Company’s independent registered public accounting firm, (iii) to approve, on a non-binding and advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), (iv) to vote on a non-binding, advisory basis, on the frequency that shareholders will have a non-binding, advisory vote on the compensation of the Company’s named executive officers and (v) to transact such other business as may properly be brought before the Meeting.

The close of business on February 22, 2013 is the record date for the determination of shareholders entitled to notice of, and to vote at, the Meeting.  We first mailed the Notice of Internet Availability of Proxy Materials to our shareholders on or about March 4, 2013.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on April 16, 2013:

As outlined in the Notice of Internet Availability of Proxy Materials, the proxy statement, proxy card and the Company’s 2013 Annual Report are available on the Internet at http://materials.proxyvote.com/72346Q.

As of the close of business on the record date, the Company had 90,000,000 shares of Common Stock, $1.00 par value per share (the “Common Stock”), authorized, of which 34,761,733 shares were issued and outstanding, and 10,000,000 shares of preferred stock, no par value per share (the “Preferred Stock”), authorized, of which no shares were issued and outstanding. Each issued and outstanding share of Common Stock is entitled to one vote on all matters presented at the Meeting.

IMPORTANT MEETING AND VOTING INFORMATION

Proxy Voting Procedures

If you properly vote and submit your proxy card, the persons appointed as proxies will vote your shares according to the instructions you have specified on the proxy card. If you submit your proxy card but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted as follows:

●	FOR the election of the director nominees;

Pinnacle Financial Partners, Inc.

●	FOR the ratification of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013;

●	FOR the non-binding, advisory approval of the compensation of the Company’s named executive officers as disclosed in this proxy statement;

●	FOR having a non-binding, advisory vote on the compensation of the Company’s named executive officers once every year; and

●	In the best judgment of the persons appointed as proxies as to all other matters properly brought before the Meeting.

If any nominee for election to the Board named in this proxy statement becomes unavailable for election for any reason, the proxy will be voted FOR a substitute nominee selected by the Board.

You may also vote in person by attending the meeting to be held at 11:00 a.m. CDT on Tuesday, April 16, 2013 in our offices on the eighth floor of the Pinnacle at Symphony Place located at 150 Third Avenue South, Nashville, Tennessee 37201.

Revocability of Proxies

You can revoke your proxy at any time before it is voted by delivering to Mr. Hugh M. Queener, Corporate Secretary, Pinnacle Financial Partners, Inc., 150 Third Avenue South, Suite 900, Nashville, Tennessee 37201, either a written revocation of the proxy or a duly executed proxy bearing a later date, or by casting a new vote by telephone or Internet (only your last proxy submitted prior to the Meeting will be counted).  You may also revoke your proxy by attending the Meeting and voting in person.

Shareholder Approval Requirements

A quorum will be present at the Meeting if at least 17,380,867 shares of Common Stock are represented in person or by valid proxy at the Meeting, which is a majority of the Company’s outstanding shares of Common Stock as of the record date.  According to Tennessee law and the Company's Amended and Restated Charter and Bylaws, the aggregate number of votes entitled to be cast by all shareholders present in person or represented by proxy at the Meeting, whether those shareholders vote "for" or "against" or "abstain" from voting, together with all broker non-votes will be counted for purposes of determining whether a quorum is present.

Broker Proxies.  Proxies that are returned to us where brokers have received instructions to vote on one or more proposals but do not vote on other proposal(s) are referred to as "broker non-votes" with respect to the proposal(s) not voted upon. Broker non-votes are included in determining the presence of a quorum.  Under the rules of the New York Stock Exchange (the “NYSE”), if your broker does not receive instructions from you, your broker will not be able to vote your shares with respect to non-routine matters. The election of directors, the proposal to approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement and the proposal to approve, on a non-binding, advisory basis, the frequency of an advisory vote on executive compensation, are considered non-routine under the rules of the NYSE and failure to instruct your broker on how to vote on these matters will result in a broker non-vote. Therefore, it is very important that you instruct your broker how you wish your shares to be voted on these matters. The ratification of the appointment of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013 is considered routine and therefore your broker may vote your shares even if your broker does not receive instructions from you.

Vote Required to Elect Directors. The directors of the Company are elected by a plurality of the total number of votes cast, which means the nominees who receive the largest number of properly cast votes will be elected as directors. A vote to “withhold authority” for the election of one or more director nominees will be counted for quorum purposes, but because the vote required to elect directors is a plurality vote, a vote to “withhold authority” will not affect the outcome of the election under Tennessee law. However, as explained more fully below, a vote to “withhold authority” will be counted for purposes of determining whether a director nominee received the affirmative vote of holders of a majority of the shares voted as required by the Company’s Corporate Governance Guidelines. So long as a quorum is present, a “broker non-vote” will have no effect on the approval of the nominees to the Company’s Board except as set forth in the following paragraph.

Pinnacle Financial Partners, Inc.

The Company’s Board has adopted Corporate Governance Guidelines, as described in more detail below, which provide that, should an incumbent director receive more “Withhold Authority” votes than “For” votes, that director shall tender his or her resignation to the Chairman of the Board following the shareholder vote.  Subsequently, the Company’s Nominating and Corporate Governance Committee shall consider the relevant facts and circumstances, including the factors that may have given rise to the resulting shareholder vote and the service and qualifications of the impacted director(s), and recommend to the Board within ninety days of the shareholder vote as to whether to accept or reject the resignation of the impacted director(s).  The Board shall also consider the relevant facts and circumstances as to whether to accept or reject the Nominating and Corporate Governance Committee’s recommendation. Subsequently, the Company shall describe a full explanation of the above process and the decisions reached in a Form 8-K filing with the Securities and Exchange Commission.  Any director who tenders his resignation pursuant to this provision shall not participate in any discussion or recommendation related to the above process.

Vote Required to Ratify the Appointment of KPMG LLP and Vote Required to Approve, on a Non-Binding, Advisory Basis, the Compensation of the Company’s Named Executive Officers as Described in this Proxy Statement

Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2013 fiscal year and the approval, on a non-binding, advisory basis, of the compensation of the Company’s named executive officers as described in this proxy statement as required pursuant to Dodd-Frank Act and any matter other than that expressly enumerated in this proxy statement that properly comes before the Meeting will be approved if the number of shares of Common Stock voted in favor of the proposal exceeds the number of shares of Common Stock voted against it. A properly executed proxy marked "ABSTAIN" with respect to a proposal will not be voted on that proposal, although it will be counted in determining whether there is a quorum. Therefore, abstentions on the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm and abstentions of “broker non-votes” on the approval, on a non-binding, advisory basis, of the compensation of the Company’s named executive officers as described in this proxy statement as required pursuant to the Dodd-Frank Act and any other proposal that properly comes before the Meeting will have no effect on whether the proposals are approved so long as a quorum is present.

Vote Required to Approve, on a Non-Binding, Advisory Basis, the Frequency of the Advisory Vote on the Compensation of the Company’s Named Executive Officers

As discussed above, the Company is required by the Dodd-Frank Act to have a shareholder vote on the frequency that shareholders of the Company will have a non-binding, advisory vote on the compensation of the Company’s named executive officers. Shareholders of the Company have a choice of recommending that the Company have such an advisory vote on the compensation of the Company’s named executive officers once every year, once every two years or once every three years. In addition, shareholders are entitled to mark “ABSTAIN.” The alternative (once every year, once every two years or once every three years) receiving the most votes will be the frequency the shareholders recommend.

Proxy Solicitation

Although the Company does not currently plan to engage a proxy solicitation firm, the Company will pay the cost of proxy solicitation. Our directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone, fax, or otherwise. We will direct brokerage firms or other custodians, nominees or fiduciaries to forward our proxy solicitation material to the beneficial owners of Common Stock held of record by these institutions and will reimburse them for the reasonable out-of-pocket expenses they incur in connection with this process.

Pinnacle Financial Partners, Inc.

Shareholder Proposals for Next Year’s Meeting

In order for shareholder proposals for the 2014 Annual Meeting of Shareholders to be eligible for inclusion in the Company’s 2014 proxy statement, all such proposals must be mailed to Hugh M. Queener, Corporate Secretary, Pinnacle Financial Partners, Inc., 150 Third Avenue South, Suite 900, Nashville, Tennessee 37201, and must be received no later than the close of business on November 4, 2013.  After this date, a shareholder who intends to raise a proposal to be acted upon at the 2013 Annual Meeting of Shareholders, but who does not desire to include the proposal in the Company’s 2014 proxy statement, must inform the Company in writing no later than January 18, 2014.  If notice is not provided by that date, such notice will be considered untimely and the Board may exclude such proposals from being acted upon at the 2014 Annual Meeting of Shareholders.  Further, if the Board elects not to exclude the proposal from consideration at the meeting (although not included in the proxy statement), the persons named as proxies in the Company’s proxy for the 2014 Annual Meeting of Shareholders may exercise their discretionary authority to act upon any such proposal.

CORPORATE GOVERNANCE

The Company has developed sound corporate governance principles which it believes are essential to running the Company's business efficiently and to maintaining the Company's integrity in the marketplace.

Corporate Governance Guidelines

The Company’s Board has established a set of Corporate Governance Guidelines which address such matters as director qualifications, director nominations, board composition, director meetings, board committees and other matters.  The Board believes such guidelines to be appropriate for the Company in its effort to maintain “best practices” as to corporate governance.  You may access a copy of the Company's Corporate Governance Guidelines by clicking on the “Governance Documents” link on the Company’s website at www.pnfp.com.  Also, the Company has included other corporate governance documents such as the Audit Committee Charter, Human Resources and Compensation Committee Charter, Nominating and Corporate Governance Committee Charter, Luxury Expenditures Policy and Code of Conduct on the Company’s website as well.

Director Independence

The Board, upon recommendation of the Nominating and Corporate Governance Committee, has determined that each of the following directors is an “independent director” within the meaning of NASDAQ Listing Rule 5605(a)(2):

Harold Gordon Bone;	Gregory L. Burns;
Colleen Conway-Welch;	James C. Cope;
William H. Huddleston, IV;	Ed C. Loughry, Jr.; and
Hal N. Pennington;	Dr. Wayne J. Riley
Gary L. Scott;

In determining director independence the Board and the Nominating and Corporate Governance Committee considered the following relationships and transactions, none of which for 2012 constituted “related party transactions” which would be required to be disclosed by the rules and regulations of the Securities and Exchange Commission:

Pinnacle Financial Partners, Inc.

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Under NASDAQ Listing Rule 5605(a)(2), directors may not be determined to be independent if they are an executive officer or have been employed by a company within the three years preceding the determination of independence.  In addition, a director may not be considered independent if the director received more than $120,000 in compensation (other than director fees, certain deferred compensation and retirement payments) from the Company for any twelve-month period during the preceding three years.  Messrs. Turner and McCabe are executive officers of the Company.  Mr. Loughry became Vice Chairman on March 15, 2006 upon the Company’s acquisition of Cavalry Bancorp, Inc. (“Cavalry”) and was employed as an officer of the Company until his retirement on December 31, 2007.  Mr. Scott was employed as an officer of the Company upon the Company’s acquisition of the Mid-America Bancshares, Inc. on November 30, 2007 until his retirement on October 31, 2008.  In its determination that Mr. Loughry and Mr. Scott were independent, the Board and the Nominating and Corporate Governance Committee considered that Mr. Loughry had been retired from the Company for over five years and Mr. Scott had been retired from the Company for over four years, the nature and amount of payments they have received from the Company since their retirement, and that neither served as an executive officer of the Company during their post-acquisition employment and such employment was for a relatively brief period following the acquisition.   Mr. Loughry serves as Chairman of the Nominating and Corporate Governance Committee.  Mr. Loughry also serves on the Executive Committee and as of March 1, 2013 on the Human Resources and Compensation Committee, all members of which are required to be independent.  Mr. Scott began serving on the Audit Committee during 2012 and as of March 1, 2013 will serve on the Human Resources and Compensation Committee, and all members of both committees are required to be independent.   Mr. Scott also serves on the Directors’ Loan Committee as chairman.

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Dr. Conway-Welch was among the organizers of the Company and in 2000, in connection with her guarantee of a line of credit for organizational expenses, received ten year warrants to purchase common stock. In its determination, the Board and the Nominating and Corporate Governance Committee considered that all such warrants have been exercised, and Dr. Conway-Welch has never participated in the day-to-day operations of the Company.  Dr. Conway-Welch does not serve on any Committees of the Board that require independence. Dr. Conway-Welch serves on the Community Affairs Committee as chairman and on the Executive Committee.

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Under NASDAQ Listing Rule 5605(a)(2), a director may not be considered independent if she is a controlling shareholder or executive officer of an organization to which the Company made payments within the preceding three years in excess of $200,000 or 5% of the recipient’s gross revenues for the year, whichever is greater. Ms. Atkinson serves as Chairman of Atkinson Public Relations (“Atkinson PR”) which provides public relations services to the Company.” The amounts received by Atkinson PR during 2010 and 2011 exceed those permitted under NASDAQ Listing Rule 5605(a)(2) for Ms. Atkinson to be considered independent.  Ms. Atkinson serves on the Community Affairs Committee and the Trust Committee.

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When considering the independence of Mr. Cope, the Nominating and Corporate Governance Committee and the Board considered amounts paid by the Company to the law firm of which Mr. Cope is a partner.  During 2012, 2011 and 2010, the Company paid $7,400, $500, and $2,600, respectively, to Mr. Cope’s firm for legal services, which amounts were considered immaterial to the firm and the Company.  Mr. Cope serves as Chairman of the Human Resources and Compensation Committee and as a member of the Nominating and Corporate Governance Committee, both of which all members are required to be independent.  Mr. Cope also serves on the Executive Committee.

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When considering the independence of Mr. Huddleston, the Nominating and Corporate Governance Committee and the Board considered the amounts paid by the Company to the engineering firm of which Mr. Huddleston is the President.  During 2012, 2011, and 2010, the Company paid to Mr. Huddleston’s firm $63,000, $14,000, and $48,000, respectively, for engineering services, which amounts were considered immaterial to the firm and to the Company.  Mr. Huddleston serves on the Audit Committee, all members of which are required to be independent.  Mr. Huddleston also serves on the Trust Committee.

In its independence determination, the Board considered that directors, family members of directors and companies in which they serve as executives or controlling shareholders have various banking relationships, including loans, deposits and trust, insurance or investment services relationships with our subsidiary, Pinnacle Bank (the “Bank”), and that such services are provided on non-preferential terms generally available to other customers. Loans that are made to such persons do not involve, at the time made, more than the normal risk of collectability or present other unfavorable features to the Bank. For more information regarding these loans, see “Certain Relationships and Related Party Transactions” beginning on page 55 of this proxy statement.

In 2012, the independent directors held two meetings at which only independent directors were present.  The independent directors determined that the chairman of the Company’s Nominating and Corporate Governance Committee will serve as lead independent director and chairman of such meetings and at meetings of non-management directors.  Mr. Loughry was appointed as the Company’s lead independent director beginning March 1, 2012, and is expected to continue to preside as chairman of meetings of the Company’s independent directors through at least 2013.

Pinnacle Financial Partners, Inc.

Director Qualifications

The Company's Corporate Governance Guidelines contain certain criteria that apply to nominees for a position on the Company's Board. The Company's Board and its Nominating and Corporate Governance Committee have also adopted procedures for the evaluation of director candidates (the “Nominee Procedures”) that contain certain minimum qualifications for candidates, including those identified by the Company’s shareholders.  The Company's Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee will annually review with the Board the composition of the Board as a whole and will consider with the Board the current composition of the Board in an effort to ensure that the members of the Board have a diversity of age, skills and experience in the context of the needs of the Board.  Beyond the Nominee Procedures, the Board has not adopted a formal, written diversity policy.  The Board, however, does seek to include directors who, when taken with the other nominees and continuing directors, will create a Board that offers a diversity of education levels, professional experience, background, age, gender, race, perspective, viewpoints and skills that match the diversity of the communities served by the Company.

The Nominee Procedures provide that the Nominating and Corporate Governance Committee may consider whatever factors it deems appropriate in its assessment of a candidate for board membership and that candidates nominated to serve as directors will, at a minimum, in the Nominating and Corporate Governance Committee’s judgment:

●
be able to represent the interests of the Company and all of its shareholders and not be disposed by affiliation or interest to favor any individual, group or class of shareholders or other constituency;

●
meet the minimum qualifications for directors set forth in the Corporate Governance Guidelines and fulfill the needs of the Board at that time in terms of diversity of age, gender, race, experience and expertise; and

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possess the background and demonstrated ability to contribute to the performance by the Board of its collective responsibilities, through senior executive management experience, relevant professional or academic distinction, and/or a record of relevant civic and community leadership.

In addition to these minimum qualifications, the Nominating and Corporate Governance Committee may also consider whether the candidate:

●	is of the highest ethical character and shares the core values of the Company as reflected in the Company's Corporate Governance Guidelines and the Company's Code of Conduct;

●	has a reputation, both personal and professional, consistent with the image and reputation of the Company;

●	is highly accomplished in the candidate’s field;

●	has expertise and experience that would complement the expertise and experience of other members of the Board;

●	has the ability to exercise sound business judgment; and

●	is “independent” as such term is defined by the NASDAQ Listing Rules and the applicable provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

The Nominating and Corporate Governance Committee does not assign specific weights to any particular criteria and no particular criterion is necessarily applicable to all prospective nominees. In addition to the criteria set forth above, the Nominating and Corporate Governance Committee considers how the skills and attributes of each individual candidate or incumbent director work together to create a board that is collegial, engaged and effective in performing its duties. Moreover, the Nominating and Corporate Governance Committee believes that the background and qualifications of the directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. For a discussion of the specific backgrounds and qualifications of our current directors, see “Proposal #1: Election of Directors — Nominees for Election to the Board” on page 13 of this proxy statement.

Pinnacle Financial Partners, Inc.

Service Limitations for other Public Company Boards of Directors

The Company’s Corporate Governance Guidelines limit the number of public company boards of directors on which the Company’s directors may serve.  Generally, non-employee directors may serve on the Company’s Board and no more than three other public company boards, unless the non-employee director is the chief executive officer of a public company, in which case the limitation is reduced to two other public company boards.  Employee directors are limited to the Company’s Board plus two other public company boards.

Process for Identifying Candidates

The Nominating and Corporate Governance Committee seeks to identify potential candidates for membership on the Company's Board through conversations with members of the Board, senior management and other members of the communities served by the Company.

The Nominating and Corporate Governance Committee also considers nominees proposed by the Company's shareholders in accordance with the provisions contained in the Company's Bylaws.  The Nominating and Corporate Governance Committee considers candidates recommended by the Company’s shareholders within the context of the criteria and procedures described in the Nominee Procedures and under the “Director Qualifications” and “Evaluation of Candidates” sections of this proxy statement.  Under the Company's Bylaws, any shareholder may nominate a person for election to the Company’s Board at the Meeting, provided that the nomination is received by the Secretary of the Company no later than March 16, 2013.  Each nomination submitted in this manner shall include the name and address of the nominee(s) and all other information with respect to the nominee as required to be disclosed in the proxy statement for the election of directors under applicable rules of the Securities and Exchange Commission, including the nominee’s consent to being named as a nominee and to serving as a director, if elected.  Additionally, the nominating shareholder must provide his or her name and address as it appears in the stock records of the Company and the number of shares of Common Stock beneficially owned by the shareholder.

Evaluation of Candidates

The Nominating and Corporate Governance Committee will consider all candidates nominated through the processes described above.  The chair of the Nominating and Corporate Governance Committee will preliminarily assess a candidate’s qualifications and suitability, working with staff support and seeking input from the Board, and report such assessment as promptly as practicable to the Nominating and Corporate Governance Committee members.  When feasible, the chair of the Nominating and Corporate Governance Committee will interview candidates whom the chair believes are likely to meet the criteria for Board membership as part of the preliminary assessment process.  The report may be made to the Nominating and Corporate Governance Committee at a meeting of the committee or informally to each committee member between meetings.

If it is the consensus of the Nominating and Corporate Governance Committee that a candidate is likely to meet the criteria for Board membership, the chair of the Nominating and Corporate Governance Committee will advise the candidate of the committee’s preliminary interest and, if the candidate expresses sufficient interest, with the assistance of the Company's corporate secretary’s office, will arrange interviews of the candidate with one or more members of the Nominating and Corporate Governance Committee and senior management of the Company, and request such additional information from the candidate as the committee deems appropriate.  The Nominating and Corporate Governance Committee of the Company will consider the candidate’s qualifications, including the individual’s background, skills and abilities, whether such characteristics are consistent with the Company’s Corporate Governance Guidelines and the qualifications set forth in the Nominee Procedures and whether the candidate’s qualifications and characteristics fulfill the needs of the Board at that time.  The Nominating and Corporate Governance Committee will then confer and reach a collective assessment as to the qualifications and suitability of the candidate for membership on the Company's Board.  On the basis of its assessment, the Nominating and Corporate Governance Committee will formally consider whether to recommend the candidate’s nomination for election to the Board.

Pinnacle Financial Partners, Inc.

Board Leadership Structure

In accordance with the Company’s Bylaws, the Board has elected the Company’s Chief Executive Officer and its Chairman, and each of these positions may be held by the same person or may be held by two persons. Neither the Corporate Governance Guidelines nor any policy of the Board requires that the role of the Chairman and Chief Executive Officer be separate.  Robert A. McCabe, Jr., who is also an employee of the Company, is the Chairman of the Board and has been the Chairman of the Board since the Company’s formation.  M. Terry Turner currently serves as a director and as the Company’s President and Chief Executive Officer and has also held these positions since the Company’s formation.  Additionally, pursuant to the Company’s Corporate Governance Guidelines, the Board elects a Lead Director who shall preside over periodic meetings of all independent directors.  Effective March 1, 2013, Mr. Loughry serves as the Lead Director of the Company. The Lead Director’s responsibilities include, among other things, supporting the Chairman of the Board in developing the agenda for Board meetings and in serving as a conduit for information flow between management and the non-employee members of the Board.

The Company’s Board is currently comprised of 12 directors, nine of whom are considered independent under the NASDAQ Listing Rules and the rules of the Securities and Exchange Commission.  The Board currently has six committees, which are the Executive Committee, the Director’s Loan Committee, the Audit Committee, the Community Affairs Committee, the Human Resources and Compensation Committee and the Nominating and Corporate Governance Committee, all of which are discussed in more detail below.

The Audit Committee, the Human Resources and Compensation Committee and the Nominating and Corporate Governance Committee are composed entirely of independent directors within the meaning of that term in the NASDAQ Listing Rules and the rules and regulations of the Securities and Exchange Commission.

The Company believes that its current leadership structure is appropriate for the Company in that it provides an efficient decision making process with proper independent oversight.  The Company’s Chairman is highly involved in the day to day operations of the Company.  His responsibilities include but are not limited to:

●	Direct responsibility for the strategic direction of the various fee businesses of the Company, including wealth management, investment services, trust and insurance services.
●	Lead business development officer for commercial clients and affluent consumers.
●	Chairman of the Company’s asset liability management committee.

Likewise, the Company’s President and Chief Executive Officer is also charged with the day to day operations of the Company.  His responsibilities include but are not limited to:

●	Direct responsibility for the overall strategic direction of the Company.
●	Provides leadership to the Company’s various communication channels both internal and external, including media and investor relations.
●	Chairman of the Company’s Leadership Team and Senior Management Committee.

Although the main leadership of the Company is instilled in people actively employed by the Company, their actions are still subject to the oversight of the Board and its committees.  Pursuant to our Corporate Governance Guidelines, our independent directors are required to meet at least twice a year under the leadership of the Lead Director.  Additionally, the Executive Committee, over two-thirds of which is composed of independent directors, meets monthly throughout the year.  Finally, over two-thirds of the Board is independent and given the independence of the Audit, Human Resources and Compensation Committee and Nominating and Corporate Governance Committee, the Company believes that its leadership structure encourages a strong leadership platform with an appropriate amount of independent oversight.

Pinnacle Financial Partners, Inc.

Risk Oversight

The Board is responsible for providing oversight of the Company’s risk management processes. The Executive Committee is primarily responsible for overseeing the risk management function of the Company on behalf of the Board. In carrying out its responsibilities, the Executive Committee works closely with the Company’s Senior Risk Officer and other members of the Company’s senior risk management team. The Executive Committee meets at least quarterly with the Senior Risk Officer and other members of management and receives a comprehensive report on risk management, including management’s assessment of risk exposures (including risks related to liquidity, credit, operations and regulatory compliance, among others), and the processes in place to monitor and control such exposures. The Executive Committee also receives updates relating to risk oversight matters between these quarterly meetings from the Senior Risk Officer, the Chief Executive Officer, the Chief Financial Officer and other members of management. The Executive Committee provides a report on risk management to the full Board on at least a quarterly basis. In addition, at least annually, the Chief Risk Officer and members of the risk staff make a presentation on enterprise-wide risk management to the full Board.

In addition to the Executive Committee, the other committees of the Board consider the risks within their areas of responsibility. The Human Resources and Compensation Committee considers the risks that may be implicated by our executive compensation programs, and the Audit Committee takes into account risk assessment in its review of the Company’s internal audit program.  For a discussion of the Human Resources and Compensation Committee’s review of the Company’s senior executive officer compensation plans and employee compensation plans and the risks associated with these plans, see “Executive Compensation — Human Resources and Compensation Committee Report” on page 41 of this proxy statement.

Code of Conduct

The Company has a Code of Conduct that applies to the Company's associates and directors.  The purpose of the Code of Conduct is to, among other things, provide written standards that are reasonably designed to deter wrongdoing and to promote honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with the Securities and Exchange Commission and other public communications by the Company; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of violations of the Code of Conduct; and accountability for adherence to the Code of Conduct.  Each director and associate is required to read and certify annually that he or she has read, understands and will comply with the Code of Conduct.

Under the Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission's related rules, the Company is required to disclose whether it has adopted a Code of Ethics that applies to the Company's principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions.  The Company's Chief Executive Officer and senior financial officers are bound by the Company's Code of Conduct which contains provisions consistent with the Securities and Exchange Commission’s description of a Code of Ethics.

A copy of the Company's Code of Conduct can be obtained by clicking on the “Governance Documents” link on the Company's website at www.pnfp.com.  The Company intends to disclose any legally required amendments to, or waivers from, the Code of Conduct with respect to its directors and officers in accordance with the rules and regulations of the Securities and Exchange Commission and the NASDAQ Stock Market.  If such disclosure is made on the Company’s website it will be located in the “Investor Relations” section of the Company’s website at www.pnfp.com.

Communications with Members of the Board

The Company’s Board has established procedures for the Company's shareholders to communicate with members of the Board.  Shareholders may communicate with any of the Company’s directors, including the chairperson of any of the committees of the Board, by writing to a director c/o Pinnacle Financial Partners, Inc., 150 Third Avenue South, Suite 900, Nashville, Tennessee  37201.

Pinnacle Financial Partners, Inc.

Board Member Attendance at Annual Meeting

The Company encourages each member of the Board to attend the Annual Meeting of Shareholders.  All of the Company's directors who served on the Board at that time attended the 2012 Annual Meeting of Shareholders.

PROPOSAL #1:  ELECTION OF DIRECTORS

The Company’s Bylaws provide that the Board shall consist of not less than five (5) not more than twenty-five (25) directors, and shall be divided into three classes.

The terms for four (4) of the Company’s incumbent Class I directors expire at the Meeting.  These directors are Sue G. Atkinson, Harold Gordon Bone, Gregory L. Burns and Gary L. Scott.  The nomination of directors Atkinson, Bone, Burns and Scott for their re-election to another three-year term has been recommended by the Nominating and Corporate Governance Committee and approved by the Board.  The Nominating and Corporate Governance Committee has determined that Messrs. Bone, Burns and Scott qualify as independent under the NASDAQ Listing Rules requiring that a majority of the Board meet required independence criteria.  There are four (4) directors whose terms expire at the 2014 annual meeting and four (4) directors whose terms expire at the 2015 annual meeting.  In each case, directors are elected until their respective successors are duly elected and qualified. At each annual meeting, one class of directors is elected for a three-year term.

Unless a proxy specifies otherwise, the persons named in the proxy will vote the shares covered thereby FOR the nominees as listed.  Each nominee has consented to be a candidate and to serve, if elected. While the Board has no reason to believe that any nominee will be unavailable, if such an event should occur, it is intended that shares represented by proxies will be voted for substitute nominee(s) as selected by the Board.

All of the Company's directors also currently serve as directors of the Bank.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSED DIRECTOR NOMINEES.

Nominees for Election to the Board

The biographies of each of the nominees and continuing directors below contain information regarding the person’s service as a director, business experience, director positions for Securities and Exchange Commission reporting companies held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the person should serve as a director for the Company.

Class I Directors:

Sue G. Atkinson (72)	Director since February 28, 2000
Term to expire 2013

Ms. Atkinson has been chairman of Atkinson PR of Nashville, Tennessee since 1986.  Ms. Atkinson was raised in Tennessee and educated at Vanderbilt University, Nashville, Tennessee, where she received a bachelor's degree. She began her professional career as director of development for Nashville Public Television in 1971, serving until 1979. In 1979, she joined Holder Kennedy Public Relations of Nashville, and was president of that firm until founding her own public relations firm in 1986. In the area of public relations, Ms. Atkinson worked with First American Corporation from 1991 until 2000 (the year the Company was founded), and with Commerce Union/Sovran Bank/C&S Sovran from 1986 to 1991.  Ms. Atkinson currently serves on the board of directors of the Music City Bowl, YWCA of Middle Tennessee, and Nashville Opera Association. She also serves on the Tennessee Higher Education Commission for the 5th Congressional District. Ms. Atkinson was one of the founders of the Company and an organizer of the Bank.

Pinnacle Financial Partners, Inc.

Ms. Atkinson has extensive experience in public relations matters, is an experienced businesswoman having owned her own public relations firm for over twenty years and is actively involved in a number of community activities in the Company’s market area.  Her extensive involvement in the Nashville community offers the Board insight into many of the Company’s key constituencies and her professional expertise aids the Board in assessing reputational risk issues and in the advertising and public relations efforts of the Company.

Harold Gordon Bone (72)	Director since November 30, 2007
Term to expire 2013

Mr. Bone is a graduate of Cumberland University and the University of Tennessee. He also graduated from the University of Virginia’s consumer banking school. Since 1977, Mr. Bone has been a partner and licensed general contractor of B&B Enterprise and is also involved in numerous other business ventures. Mr. Bone served as a director of First Bank and Trust in Mt. Juliet, Tennessee until its 2000 merger with a large regional bank holding company. Since 1984, Mr. Bone has served on the board of Middle Tennessee Electric Membership Corporation ("MTEMC") where he currently serves as chairman. MTEMC is the largest electric power cooperative in Tennessee and the sixth largest in the United States. Mr. Bone is also a vice-president of Community Progress Committee, Inc., a not for profit entity which owns and operates extended care facilities in Wilson County, Tennessee and other locations and focuses on healthcare and education issues. A lifetime member of the First Presbyterian Church in Lebanon, Tennessee, Mr. Bone has served as elder, deacon and trustee. Mr. Bone also serves on the Board of the Lebanon, Tennessee Breakfast Rotary Club, and as a Director of the Crohn’s and Colitis Foundation of America – Tennessee Chapter.

Prior to our acquisition of Mid-America on November 30, 2007, Mr. Bone served as director of Mid-America's subsidiary, Bank of the South, from 2001 and as a director of Mid-America from 2006.

Mr. Bone’s wide variety of business experience, ranging from construction and real estate development to healthcare and education and most recently public utilities, allows him to bring to the Board a broad understanding of a number of industries in which many of the Company’s clients operate.  His active involvement in a number of community activities in the Company’s Wilson County market allow him to contribute valuable insight to the Board on key developments in this important market for the Company.

Gregory L. Burns (56)	Director since June 17, 2001
Term to expire 2013

Mr. Burns is founder, President and chief executive officer of NeighborMD Management, LLC,  a developer and operator of NeighborMD Urgent Care centers. The company was started in 2010.  Prior to February 12, 2009, Mr. Burns served as chairman of the board and chief executive officer for O’Charley’s Inc., a registered public restaurant company until April 30, 2012, headquartered in Nashville, Tennessee.  Mr. Burns joined O’Charley’s in 1983 as controller, and later held the positions of executive vice president, chief financial officer and president before becoming chief executive officer in February, 1994. Prior to joining O’Charley’s, he served as chief financial officer for the Nashville Banner Publishing Company, a newspaper publisher, and a senior accountant for Price Waterhouse.

Mr. Burns recently served as chairman of the board of directors for Nashville Sports Council, is a board member of the Nashville Alliance for Public Education and is a board member for Vanderbilt Ingram Cancer Center, and the University of Kentucky Business School Board of Advisors. His other civic activities have included serving as chair and board member of the American Cancer Society, as a board member of the Nashville Ballet, the Music City Bowl, and the Nashville Symphony, as well as serving as a member of the Mayor of Nashville’s Tourism Working Group as a part of his involvement with the Chamber of Commerce.  Mr. Burns was also inducted into the University of Kentucky Gatton College of Business and Economics Alumni Hall of Fame in 2000.

Pinnacle Financial Partners, Inc.

Mr. Burns has extensive business experience having served as first the chief financial officer, and then the chief executive officer of O’Charleys Inc.  He has a broad understanding of the financial, operational and strategic issues facing public companies and his accounting and financial expertise add to his qualifications.

Gary L. Scott (67)	Director since November 30, 2007
Term to expire 2013

Prior to our acquisition of Mid-America on November 30, 2007, Mr. Scott served as chief executive officer and chairman of the Board of Mid-America's subsidiary, PrimeTrust Bank, from 2001, and as chief executive officer and chairman of the Board of Mid-America from 2006. From November 30, 2007 until his retirement on October 31, 2008, Mr. Scott served as Area Chairman for the Company's operations in Dickson and Cheatham counties.  Mr. Scott began his banking career in 1971 eventually serving as chief executive officer and chairman of Cheatham State Bank and CSB Corporation until 1998. He served several terms on the board of the Tennessee Bankers Association and on the ABA’s Community Bankers Council. He is a past President of the Cheatham County Chamber of Commerce and is currently a director and treasurer of Leadership Middle Tennessee and serves on the executive committee of Cumberland Region Tomorrow, a regional planning organization. He has served on the boards of numerous civic organizations. He recently received the Leader of Business Excellence award from the Tennessee Bankers Association.

Mr. Scott’s extensive banking experience, including having served as the chief executive officer and chairman of Mid-America, brings to the Board valuable insight into the day to day operations of a financial institution and a deep understanding of the banking industry generally and of the Company’s market area specifically.  His institutional knowledge of all operational aspects of Mid-America’s business prior to its merger with the Company is also valuable to the Board.

The following directors serve as Class II and Class III directors and, accordingly, their terms will expire at the 2014 and 2015 Annual Meeting of Shareholders, respectively, and when their successors are duly elected and qualified.

Continuing Directors Until 2014 Meeting
Class II Directors:

James C. Cope (63)	Director since March 15, 2006
Term to expire 2014

Mr. Cope is a member in the law firm of Cope, Hudson, Reed & McCreary PLLC in Murfreesboro, Tennessee and has practiced law continuously in Murfreesboro, Tennessee since 1976.  Mr. Cope is a graduate of the University of Tennessee and received his Doctor of Jurisprudence degree from Vanderbilt University in 1974.   Mr. Cope serves as attorney for Rutherford County, Tennessee, the Middle Tennessee Electric Membership Corporation, the Consolidated Utility District of Rutherford County, the Murfreesboro Housing Authority, the Smyrna/Rutherford County Airport Authority and otherwise engages in a general practice of civil law. He is admitted to practice before the Sixth Circuit and Eleventh Circuit Courts of Federal Appeals and the Supreme Court of the United States of America.  He is a member of the American Bar Association and the Tennessee Bar Association.  He has served as a hearing officer appointed by the Supreme Court of the State of Tennessee for the Board of Professional Responsibility (1988-1993). He is past President of the Middle Tennessee State University Foundation and the Murfreesboro Rotary Club.  He also served on the board and was an initial class member of Leadership Rutherford.  In addition, he also served on the board of the YMCA of Rutherford County.

Pinnacle Financial Partners, Inc.

Prior to our acquisition of Cavalry Bancorp, Inc. (“Cavalry”) on March 15, 2006, Mr. Cope served as a director of Cavalry’s subsidiary, Cavalry Banking, from 1992 and as a director of Cavalry, which was a registered public bank holding company headquartered in Murfreesboro, Tennessee, from 1998.

Mr. Cope’s over thirty years of legal practice in the Rutherford County, Tennessee area, during which he has represented a broad array of corporate and municipal clients, contribute to the breadth and depth of experience on the Board through the inclusion of a member with an understanding of a broad range of legal and regulatory matters.

William H. Huddleston, IV (49)	Director since March 15, 2006
Term to expire 2014

Mr. Huddleston, a professional engineer and registered land surveyor licensed in the State of Tennessee, has been the President of Huddleston-Steele Engineering, Inc., in Murfreesboro, Tennessee since 1994. Mr. Huddleston currently serves on the Middle Tennessee Medical Center board of directors, the City of Murfreesboro Construction Board of Adjustments and Appeals and the Webb School Board of Trustees. He was formerly a member of the First United Methodist Church Finance and Special Gifts Committees, the Rutherford County Chamber of Commerce Board of Directors, Leadership Rutherford Board of Directors, and of the Middle Tennessee State University Foundation Board of Trustees.

Prior to our acquisition of Cavalry on March 15, 2006, Mr. Huddleston had served as a director of Cavalry and its wholly-owned bank subsidiary Cavalry Banking since 1999.

Mr. Huddleston’s engineering background and extensive experience in the construction and land development industries in the Murfreesboro, Tennessee area provides the Board with an informed perspective of an industry in which the Company is an active lender.  His civic involvement in the Murfreesboro community also offers the Board insight into the business climate impacting many of the Company’s customers in that market.

Robert A. McCabe, Jr. (62)	Director since February 28, 2000
Term to expire 2014

Mr. McCabe was one of the founders of the Company and an organizer of the Bank. Mr. McCabe serves as Chairman of the Board of the Company and the Bank, positions he has held since the formation of the Company and the Bank. He began his banking career with the former Park National Bank of Knoxville, Tennessee, as an officer trainee in 1976.  From 1976 to 1984, Mr. McCabe held various positions with Park National Bank in Knoxville, including senior vice president, until the acquisition of Park National by First American National Bank in 1985. Mr. McCabe joined First American as an executive vice president of the retail bank of First American National Bank of Nashville, a position he held until 1987 when First American promoted him to president and chief operating officer of the First American Bank of Knoxville. In 1989, Mr. McCabe was given added responsibility by being named president and chief operating officer for First American's east Tennessee region. Mr. McCabe continued in that position until 1991, when First American selected him as president of First American's Corporate Banking division, and shortly thereafter, as president of its General Banking division. In 1994, First American appointed Mr. McCabe as a vice chairman of First American Corporation.  In March 1999, Mr. McCabe was appointed by First American to manage all banking and non-banking operations, a position he held until First American's merger with AmSouth Bancorporation in October 1999.

Mr. McCabe also serves as chairman of the board of Nashville Electric Service, a municipal electric distribution company,  National Health Investors of Murfreesboro, Tennessee, a registered public healthcare real estate investment company, and is Chairman of Payment America, a Nashville healthcare collection agency. Mr. McCabe was also a director and Chairman of Goldleaf Financial Solutions, Inc., a registered public company that was a provider of financial products to community banks, from 2002 until its sale in 2009. He was also a director of SSC Services of Knoxville, Tennessee which was sold in 2010.

Pinnacle Financial Partners, Inc.

Mr. McCabe is involved in various civic organizations within his community, including Leadership Knoxville and Leadership Nashville. He is a member of the World President’s Organization, Chief Executives Organization, served as Chairman of the Board of Trustees of The Ensworth School and chairman of Cheekwood Botanical Gardens and Museum of Art. He has also served as chairman of the Middle Tennessee Boy Scout Council, The Nashville Symphony and the Nashville Downtown Partnership.  Mr. McCabe is currently active in all of these organizations.

Mr. McCabe’s extensive banking and business development experience and his experience managing the day to day operations of the fee-based portion of the Company’s business provide the Board with knowledge and insight into the Company’s operations.  Additionally, his active involvement with the Company since its inception provides the Board with invaluable institutional knowledge and a comprehensive understanding of the Company’s mission.

Dr. Wayne J. Riley (53)	Director since December 18, 2007
Term to expire 2014

Since January 2007, Dr. Riley has served as the 10th president and chief executive officer of Meharry Medical College in Nashville, Tennessee.  Prior to his appointment at Meharry, he was vice president and vice dean for health affairs and governmental relations and associate professor of medicine at Baylor College of Medicine and an adjunct professor of management at Rice University's Jesse H. Jones Graduate School of Business, Houston, Texas.

Dr. Riley holds a bachelor's degree from Yale University, a Master of Public Health (M.P.H.) degree in health systems management from Tulane University School of Public Health & Tropical Medicine, a Doctor of Medicine (M.D.) degree from Morehouse School of Medicine in Atlanta and an MBA from Rice University's Jesse H. Jones Graduate School of Business. Among his numerous professional achievements, he is a member of the Board of Regents of the American College of Physicians (ACP) - the 129,000 member national organization of internists - physicians who specialize in the prevention, detection and treatment of illnesses in adults. ACP is the largest medical-specialty organization and second-largest physician group in the United States. He has also been designated as a Master of the ACP, is a member of the prestigious Society of Medical Administrators composed of the nation's fifty leading physician executives and holds the academic rank of full Professor of Medicine at both Meharry and Vanderbilt University Schools of Medicine.  In 2012, he was elected to the Institute of Medicine of the National Academy of Science.

Dr. Riley's extensive civic and community involvement includes serving as a director of the Nashville Chamber of Commerce, the Nashville Symphony Association, the United Way of Metropolitan Nashville, Middle Tennessee Council Boy Scouts of America, American Cancer Society, Center for Non Profit Management, Cheekwood Museum and Botanical Gardens and the Nashville Branch Board of Directors of the Federal Reserve Bank of Atlanta.  He is a director of Vertex Pharmaceuticals, a Cambridge, Massachusetts based registered public company, where he serves on the Nominating and Corporate Governance and Management Development and Compensation Committees and a director of HCA Holdings, Inc., a registered public healthcare company, of which he serves on the Audit and Compliance and Patient Safety, Quality and Nominating committees.

Dr. Riley’s medical background and the numerous leadership roles he has held in his field, including most recently serving as the president and chief executive officer of Meharry Medical College, as well as his extensive experience in healthcare public policy matters, add a unique perspective to the Board that was derived outside of the banking industry.

Pinnacle Financial Partners, Inc.

Continuing Directors Until 2015 Meeting

Colleen Conway-Welch (68)	Director since February 28, 2000
Term to expire 2015

Dr. Conway-Welch is the dean and holds responsibilities as the chief executive officer of the Vanderbilt University School of Nursing, Nashville, Tennessee, a position she has held since 1984. Because of her international stature as a voice for the nursing profession, Dr. Conway-Welch has been previously called on to serve on President Reagan's 1988 Commission on HIV and the 1998 Congressional National Bipartisan Commission on the Future of Medicare, the 2002 Advisory Council to Secretary Thompson on Public Health Preparedness and the DHHS Center for Medicare and Medicaid’s Advisory Committee for Medicare Coverage, is an elected member of the Institute of Medicine of the National Academy of Science, and in 2007, was appointed by President Bush to the Board of Regents of the Uniformed Services University of the Health Sciences.

Dr. Conway-Welch served as a director and chairperson of the Compliance Committee of RehabCare Group, Inc., a company that was formerly publicly held and that is a provider of rehabilitation services headquartered in St. Louis, Missouri, and was recently sold to Kindred Healthcare, Inc. She was formerly a member of the board of directors and Compensation Committee of Caremark Rx, Inc., a pharmacy benefits management company headquartered in Nashville, Tennessee that was formerly publicly held prior to its 2007 acquisition by CVS Corporation. She currently serves on the board of directors and the audit committee of Ardent Health Systems, Inc., a hospital and managed care company headquartered in Nashville, Tennessee. Dr. Conway-Welch was a founder of Pinnacle Bank and an organizer of the Bank.

In her community role, she has served on and chaired the board of directors for the Nashville Symphony, chaired the "Report Card" Committee on Nashville Schools for the Nashville Area Chamber of Commerce and is a member of the Nashville Downtown Rotary. She also chaired the Middle Tennessee United Way annual campaign in 1999.  Additionally, Dr. Conway-Welch is a member of the board of directors of the Tennessee Performing Arts Center.

Dr. Conway-Welch brings to the Board the management experience and unique perspective gained from having served as the dean of the Vanderbilt University School of Nursing for twenty-nine years.  Her substantial knowledge of healthcare public policy matters, as well as her local, national and international reputation contributes to the overall leadership composition of the Board, and her service on the boards of directors of two previously public companies gives her a deep understanding of the role of boards of directors.

Ed C. Loughry, Jr. (70)	Director since March 15, 2006
Term to expire 2015

Mr. Loughry serves as Vice-Chairman of the Company until his retirement on December 31, 2007, a position he had held since March 15, 2006, following the merger between the Company and Cavalry. Mr. Loughry joined Cavalry Banking in 1968 and served as President and chief executive officer of Cavalry Banking from 1982 until its merger with Pinnacle National Bank in March 2006.  He also served as president and chief executive officer of Cavalry from its inception in 1998 until its merger with the Company in March 2006.

Mr. Loughry received his Bachelor of Science degree in finance from The University of Tennessee.

Mr. Loughry has served on the boards of directors of the Rutherford County Chamber of Commerce, the United Way, the Heart Fund, the Federal Home Loan Bank of Cincinnati, the Federal Reserve Bank of Atlanta (Nashville branch), the American Bankers Association board and the ABA Bank Pac board. He is past Chairman of the Tennessee Bankers Association. He also received the Leader in Banking Excellence award from the Tennessee Bankers Association. He is also currently serving on the Middle Tennessee Medical Center board and the Christy-Houston Foundation. He was selected Business Person of the Year in 1993 and Business Legend in 2000 by the Rutherford County Chamber of Commerce.

Pinnacle Financial Partners, Inc.

Mr. Loughry served as a director of Cavalry Banking from 1982 to 2006 and Cavalry from 1998 to 2006.  He was the chairman of Cavalry’s Board from 1999 to 2006.

Mr. Loughry’s extensive banking experience, including having served as the President and a director of Cavalry, brings to the Board valuable insight into the day to day operations of a financial institution and a deep understanding of the banking industry generally and of the Company’s market area specifically.  His institutional knowledge of all operational aspects of Cavalry’s business prior to its merger with the Company and his experience as past chairman of the Tennessee Bankers Association are both valuable to the Board.

Hal N. Pennington (75)	Director since February 22, 2006
Term to expire 2015

Mr. Pennington was formerly the chairman of Genesco, Inc. (“Genesco”) until his retirement in April 2010.  Genesco, a Nashville-based specialty retailer, sells footwear, headwear and accessories in more than 2,000 retail stores in the United States and Canada.  Genesco is a registered public company whose stock trades on the NYSE.  Mr. Pennington became a member of Genesco’s board in November 1999, when he was named executive vice president and chief operating officer. He became president of Genesco in 2000 and was named chief executive officer in April 2002, a position he held until August 1, 2008.  He was named Chairman in October 2004.

Mr. Pennington received his Bachelor of Science degree in industrial management from Auburn University.

Actively involved in the community, he has served in a variety of leadership roles with nonprofit organizations, including Leadership Nashville, Nashville Symphony Association, United Way of Metropolitan Nashville, the Boy Scouts of America and the Cheekwood Board of Trustees, among others.

Mr. Pennington is an experienced business leader, having served as the chief executive officer of Genesco, a registered public company.  His experience as the chairman and chief executive officer of a registered public company offers the Board management experience, leadership capabilities, financial knowledge and business acumen, as well as the skills necessary to serve as the Company’s Lead Director.

M. Terry Turner (58)	Director since February 28, 2000
Term to expire 2015

Mr. Turner was one of the founders of the Company and an organizer of the Bank. Mr. Turner is president and chief executive officer of the Company and the Bank, positions he has held since the Company's and Bank's organization. Mr. Turner is a graduate of the Georgia Institute of Technology where he received his bachelor's degree in Industrial Management in 1976. Following his graduation, Mr. Turner worked for Arthur Andersen & Company as a consultant in Atlanta, Georgia, and joined one of his clients, Park National Bank, Knoxville, Tennessee in 1979 where he held various management positions. In 1985, Mr. Turner joined First American National Bank, Nashville, Tennessee, as a result of its acquisition of Park National Bank. Mr. Turner served from January 1994 until November 1998 as President of the General Bank of First American National Bank.  From November 1998 until October 1999, he served as President of the Investment Services Group of First American Corporation. Mr. Turner's banking career at First American in Nashville covered 14 years, and entailed executive level responsibilities for almost all aspects of its banking and investment operations.

During Mr. Turner's tenure in Nashville, he has served as chairman of the board of the Nashville Sports Council, chairman of the board of trustees for Brentwood Academy, advisory board chairman for the Salvation Army, vice chairman for the Southern Baptist Foundation, member of the board of trustees of Belmont University, member of the Federal Reserve Bank of Atlanta (Nashville branch), and a member of the board of governors of the Nashville Chamber of Commerce.  Mr. Turner continues to serve on the board of Belmont University and is an active member and CEO in the World President's Organization and is also a member of numerous local clubs and organizations including Leadership Nashville.

Pinnacle Financial Partners, Inc.

Mr. Turner’s extensive banking experience and his experience managing the day to day operations of the Company’s business provide the Board with knowledge and insight into the Company’s operations.  Additionally, his active involvement with the Company since its inception provides the Board with invaluable institutional knowledge and a comprehensive understanding of the Company’s mission.

Meetings and Committees of the Board

During the fiscal year ended December 31, 2012, the Company’s Board held ten meetings. The Company’s governance guidelines require all incumbent directors to attend at least 75% of the total number of meetings of the Company’s Board and committees of the Board on which he or she serves in the year prior to their election in order for the Nomination and Corporate Governance Committee to re-nominate them to their Board seat.  All incumbent directors attended at least 75% of the total number of meetings of the Company’s Board and committees of the Board on which he or she served during the time period when the director was a member of the Board in 2012.

In accordance with the Company’s Corporate Governance Guidelines or the Bylaws, the Company’s Board has established the committees described below. As of March 4, 2013, the members of each committee are the same for the Company and the Bank and are as identified below:

	Audit Committee	Community Affairs Committee	Human Resources & Compensation Committee	Directors Loan Committee	Nominating & Corporate Governance Committee	Trust Committee	Executive Committee
Atkinson		✓				✓
Bone		✓			✓
Burns	✓ (C)			✓			✓
Cope			✓ (C)		✓		✓
Conway-Welch		✓ (C)					✓
Huddleston	✓					✓
Loughry			✓	✓	✓ (C)		✓
McCabe		✓		✓		✓	✓
Pennington			✓			✓ (C)	✓
Riley	✓	✓			✓
Scott	✓		✓	✓ (C)
Turner				✓			✓(C)
(C) Chairman

EXECUTIVE COMMITTEE.  Under the Company’s Bylaws, the Executive Committee may exercise all authority of the Board in the intervals between Board meetings, except for certain matters.  The independent directors of the Executive Committee are responsible for recommending to the full Board the nominees for membership on the Company’s Nominating and Corporate Governance Committee.  The Executive Committee receives a quarterly report from the Company’s Enterprise-Wide Risk Management Committee.  This report, which is prepared by the Company’s Senior Risk Officer, addresses all major risk areas of the Company, including but not limited to Credit, Interest Rate, Liquidity, etc.  The Executive Committee recommends to the Board all major policies and procedures pertaining to loan policy.  Additionally, the Executive Committee has overall responsibility for asset liability management strategy of the Company and the Bank.  The Executive Committee held twelve meetings in 2012.

Pinnacle Financial Partners, Inc.

AUDIT COMMITTEE.  The Company has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act.  The Audit Committee’s responsibilities are set forth in a written charter that has been adopted by the Board, a copy of which is available by clicking on the “Governance Documents” link on the Company’s website at www.pnfp.com. The Audit Committee’s charter provides that the Audit Committee shall consist of at least three members, all of whom shall be “independent.”  Members of the Audit Committee shall be considered independent so long as they meet the applicable requirements for independence set forth under the NASDAQ Listing Rules and as required by the rules and regulations of the Exchange Act, including Rule 10A-3 promulgated under the Exchange Act.  All members of the Audit Committee are independent within the NASDAQ Listing Rules as well as Rule 10A-3 promulgated under the Exchange Act.  The Audit Committee charter also provides that the members of the Audit Committee shall be able to read and understand fundamental financial statements, including the Company's balance sheet, income statement and statement of cash flows.  The Company believes that the members of the Audit Committee meet these requirements.  Additionally, the rules and the regulations of the Securities and Exchange Commission require the Company to disclose whether it has an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K promulgated by the Securities and Exchange Commission.  The Company's Board has determined that Gregory L. Burns is an "audit committee financial expert" as that term is defined in Item 407(d)(5) of Regulation S-K promulgated by the Securities and Exchange Commission and that he is “independent” as defined by the rules and regulations of the Securities and Exchange Commission.  The primary functions of the Audit Committee consist of:

●	Ensuring that the affairs of the Company are subject to effective internal and external independent audits and control procedures;

●	Approving the selection of internal and external independent auditors annually;

●
Reviewing all Forms 10-K and Forms 10-Q, prior to their filing with the Securities and Exchange Commission, and reviewing the corresponding Chief Executive Officer and Chief Financial Officer certifications of these reports; and

●
Preparing an audit committee report for inclusion in the Company’s proxy statement disclosing that the Committee has discussed the annual audited financial statements with management and the Company’s independent registered public accountants and, based on these discussions, recommended whether such financial statements should be included in the Company’s annual report filed with the Securities and Exchange Commission.

Company management, internal and external auditors, independent loan reviewers, compliance consultants and the Company’s outside counsel may attend each meeting or portions thereof as required by the Audit Committee. The Audit Committee held ten meetings in 2012.

COMMUNITY AFFAIRS COMMITTEE.  The Community Affairs Committee evaluates overall community relations including public affairs and advertising. The Community Affairs Committee establishes the Bank’s community development program and assesses and works to ensure compliance with the Community Reinvestment Act, fair lending laws, and the Home Mortgage Disclosure Act.  Additionally, this committee oversees the Bank's corporate contribution program.  The Community Affairs Committee held four meetings in 2012.

DIRECTOR’S LOAN COMMITTEE.  The Director’s Loan Committee assists the Board in monitoring the credit activities of the Company, particularly with regard to troubled assets by reviewing and approving the Company’s action plans with respect to resolution of potential problem loans and nonperforming assets above a predetermined amount. The Director’s Loan Committee is also charged with approving the renewal of these troubled loans.   The Director’s Loan Committee held four meetings in 2012.

HUMAN RESOURCES AND COMPENSATION COMMITTEE.  The Human Resources and Compensation Committee’s responsibilities are set forth in a written charter which has been approved by the Board.  A copy of this charter is available by clicking on the “Governance Documents” link on the Company’s website at www.pnfp.com.

Pinnacle Financial Partners, Inc.

The Human Resources and Compensation Committee’s Charter provides that the Human Resources and Compensation Committee shall consist of at least three members, all of whom shall be “independent.”  Members of the Human Resources and Compensation Committee shall be considered independent so long as they are not associates or employees of the Company, do not have any other relationship to the Company that, in the opinion of the Board, would interfere with the exercise of independent judgment and otherwise meet the applicable requirements for independence set forth under the NASDAQ Listing Rules.  All members of the Human Resources and Compensation Committee are independent in accordance with the Human Resources and Compensation Committee Charter.

The Human Resources and Compensation Committee establishes or approves all policies and procedures related to the human resources function of the Company and the Bank including employee compensation, incentive programs, the Company’s 401(k) plan and employee stock incentive plans.  Additionally, this committee evaluates and establishes the compensation of the Company’s executive officers, including the Chief Executive Officer and Chief Financial Officer, the compensation for which is described in the Summary Compensation Table below (the “Named Executive Officers”).  The Human Resources and Compensation Committee also reviews the compensation of the other members of the Company’s Leadership Team and establishes the compensation for the directors.  The Human Resources and Compensation Committee receives recommendations from the Chief Executive Officer and the senior human resources officer in connection with the determination concerning executive compensation.  The Human Resources and Compensation Committee has engaged compensation consultants, which commencing in late 2010, were McLagan Partners Inc. (“McLagan”) for assistance in carrying out its responsibilities.  The Human Resources and Compensation Committee also approves the Company’s annual compensation discussion and analysis included in this proxy statement.  The Human Resources and Compensation Committee held five meetings in 2012.

Compensation decisions for the Company’s Named Executive Officers are made by the Human Resources and Compensation Committee.  In carrying out their duties, the Human Resources and Compensation Committee considers many factors, including the ongoing performance of the Company, advice received from third party consultants and results of shareholder votes on “Say on Pay” and other similar votes.

In October 2011, the Human Resources and Compensation Committee selected McLagan as the Company’s consultant for executive and director compensation matters for the fiscal year ended December 31, 2012. The McLagan consultant who performed these services reported directly to the Human Resources and Compensation Committee chair. The Human Resources and Compensation Committee has established procedures that it considers adequate to ensure that McLagan's advice to the Human Resources and Compensation Committee remains objective and is not influenced by the Company's management. These procedures include:

●	a direct reporting relationship of the McLagan consultant to the Human Resources and Compensation Committee;
●	provisions in the Human Resources and Compensation Committee's engagement letter with McLagan specifying the information, data, and recommendations that can and cannot be shared with management;
●
an annual update to the Human Resources and Compensation Committee on McLagan's financial relationship with the Company, including a summary of the work performed for the Human Resources and Compensation Committee during the preceding 12 months; and

●
written assurances from McLagan that, within the McLagan organization, the McLagan consultant who performs services for the Human Resources and Compensation Committee has a reporting relationship and compensation determined separately from any other McLagan line of business.

Pinnacle Financial Partners, Inc.

McLagan also assists the Human Resources and Compensation Committee in establishing compensation for the independent directors of the Board.

The agenda for meetings of the Human Resources and Compensation Committee is determined by its Chairman with the assistance of the Company’s Chief Executive Officer, Chief Financial Officer and Chief Human Resources Officer.  Human Resources and Compensation Committee meetings are regularly attended by the Chief Executive Officer, the Chief Financial Officer and the Chief Human Resources Officer. At certain meetings in 2012, the Human Resources and Compensation Committee met in executive session and when it deliberated and voted on the compensation of the Company’s Chief Executive Officer, no employee of the Company was present. The Human Resources and Compensation Committee’s Chairman reports the Committee’s recommendations on executive compensation to the Board. Independent advisors and the Company’s human resources department support the Human Resources and Compensation Committee in its duties and, along with the Chief Executive Officer, may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The Human Resources and Compensation Committee has authority under the Human Resources and Compensation Committee Charter to retain, approve fees for and terminate advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities. The Human Resources and Compensation Committee reviews, among other things, the total fees paid to outside compensation consultants by the Company, the nature of any other services provided by the compensation consultant, any business or personal relationships between the Company and the compensation consultant, and any stock  of the Company owned by the consultant to ensure that the consultant maintains its objectivity and independence when rendering advice to the committee.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE:  The Nominating and Corporate Governance Committee’s responsibilities are set forth in a written charter which has been approved by the Board.  A copy of this charter is available by clicking on the “Governance Documents” link on the Company’s website at www.pnfp.com.

The Nominating and Corporate Governance Committee’s Charter provides that the Nominating and Corporate Governance Committee shall consist of at least three members, all of whom shall be “independent.”  Members of the Nominating and Corporate Governance Committee shall be considered independent so long as they are not associates or employees of the Company, do not have any other relationship to the Company that, in the opinion of the Board, would interfere with the exercise of independent judgment and otherwise meet the applicable requirements for independence set forth under the NASDAQ Listing Rules.  All members of the Nominating and Corporate Governance Committee are independent in accordance with the Nominating and Corporate Governance Committee Charter.

The Nominating and Corporate Governance Committee is also responsible for recommending individuals to the Board for nomination to fill expired or otherwise vacant seats on the Board.  As discussed above, the Nominating and Corporate Governance Committee and the Board have established the Nominee Procedures the committee shall follow in evaluating director candidates, including candidates submitted by the Company’s shareholders.  The Nominating and Corporate Governance Committee recommends nominees to the Board for approval and election for inclusion in the proxy statement.  The Nominating and Corporate Governance Committee held three meetings in 2012.

Director Compensation

For 2012, non-employee directors received a $10,000 annual cash retainer which was paid in quarterly installments and $1,500 for each Board and committee meeting attended.  In addition, each committee chairperson received a quarterly fee as follows:  Audit Committee – $2,500 per quarter; Community Affairs Committee – $1,250 per quarter; Directors Loan Committee – $1,250 per quarter; Nominating and Corporate Governance Committee –  $1,500 per quarter; and Human Resources and Compensation Committee – $1,875 per quarter.    Additionally, on March 1, 2012 each non-employee director was granted as a retainer a restricted stock award of 1,498 shares of Company Common Stock with a value of approximately $25,000 as of the date of the award.  The restrictions on these shares lapsed on the one year anniversary date of the award as all directors to whom awards were granted attended at least 75% of their assigned board and committee meetings between March 1, 2012 and the vesting date (March 1, 2013).

Pinnacle Financial Partners, Inc.

In addition to their compensation for attending Board and committee meetings, their cash retainers and their equity awards, Messrs. Loughry and Cope also received payments totaling $84,928 and $30,000, respectively, in 2012 pursuant to the terms of nonqualified, noncontributory supplemental retirement agreements between the director and Cavalry (the “Cavalry SRAs”) that were assumed by the Company in connection with its acquisition of Cavalry.  Pursuant to the Cavalry SRAs, Mr. Cope and Mr. Loughry are entitled to receive equal installment payments over a period of 15 years following retirement or having achieved retirement age equal to the value of the accumulated gains on single premium life insurance policies on the life of each director that are owned by the Company and for which the Company is the beneficiary.  Mr. Cope and Mr. Loughry are also entitled to receive any annual gains that accrue to the Company on these policies after his retirement.

Directors of the Company who are employees of the Company and/or the Bank receive no additional compensation for being a director of the Company or the Bank or for serving on a committee of the Board.  Additionally, directors do not receive separate compensation for serving on the Bank’s Board.

The following table sets forth the compensation of the Company’s current and former directors for services rendered during 2012:

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(k)
Name	Fees Earned or Paid in Cash	Stock Awards – Grant Date Fair Value (2)	Option Awards - Grant Date Fair Value (3)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Current Directors:
Sue G. Atkinson	$31,000	$25,000	—	—	—	—	$56,000
Harold Gordon Bone	$26,125	$25,000	—	—	—	—	$51,125
Gregory L. Burns	$80,000	$25,000	—	—	—	—	$105,000
Colleen Conway-Welch	$52,125	$25,000	—	—	—	—	$77,125
James C. Cope	$64,750	$25,000	—	—	—	$30,000 (4)	$119,750
William H. Huddleston, IV	$43,750	$25,000	—	—	—	—	$68,750
Ed C. Loughry, Jr.	$65,250	$25,000	—	—	—	$84,929 (4)	$175,179
Robert A. McCabe, Jr.(1)	—	—	—	—	—	—	—
Hal N. Pennington	$74,125	$25,000	—	—	—	—	$99,125
Wayne J. Riley, M.D.	$41,875	$25,000	—	—	—	—	$66,875
Gary L. Scott	$48,375	$25,000	—	—	—	—	$73,375
M. Terry Turner(1)	—	—	—	—	—	—	—

(1)	Messrs. McCabe and Turner were employees of the Company and, thus did not receive any compensation for serving as a director in 2012.
(2)
All non-employee directors were awarded a restricted share award in 2012 of 1,498 shares of Company Common Stock.  The amounts in the column captioned “Stock Awards” reflects the grant date fair value for the award calculated in accordance with ASC Topic 718.  For a description of the assumptions used by the Company in valuing these awards please see "Note 14.  Stock Options, Stock Appreciation Rights, and Restricted Shares" to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the Securities and Exchange Commission on February 22, 2013.  The restrictions on these shares lapsed based on meeting minimum meeting attendance requirements for each director on March 1, 2013.

(3)
At December 31, 2012, Mr. Bone was the Company’s only non-employee director that held options to purchase any shares of the Company’s Common Stock. At that date, Mr. Bone held options to acquire 1,862 shares of the Company’s Common Stock.

(4)
Mr. Cope and Mr. Loughry were former board members of Cavalry.  Cavalry provided a nonqualified, noncontributory supplemental retirement plan for its directors.  In 2006, the Company acquired Cavalry and assumed this liability.  The amounts above reflect the payments to Mr. Cope and Mr. Loughry related to this matter in 2012.

Pinnacle Financial Partners, Inc.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSED DIRECTOR NOMINEES

* * * * *

PROPOSAL #2: RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company’s Board, as recommended and approved by the Audit Committee, is recommending to the shareholders the ratification of the appointment of the accounting firm of KPMG LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013. The firm of KPMG LLP has served as the Company’s auditors since 2002. A representative of the firm is expected to be present at the meeting and will be given the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders. For a discussion of the fees paid KPMG LLP for the 2012 and 2011 fiscal years, see “Independent Registered Public Accounting Firm” below.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

* * * * *

PROPOSAL #3: ADVISORY VOTE ON COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

The Company believes that the compensation for the Named Executive Officers, as described in the compensation discussion and analysis below, is based on a pay-for-performance culture and is strongly aligned with the long-term interests of the Company’s shareholders.  The Company believes that its culture focuses executives on prudent risk management and appropriately rewards them for performance.

The Company also believes that both the Company and its shareholders benefit from responsive corporate governance policies and consistent dialogue and that the extensive disclosure of compensation information provided in this proxy statement provides the Company’s shareholders the information they need to make an informed decision as they weigh the pay of the Named Executive Officers in relation to the Company’s performance.  In last year’s Proxy Statement for the 2012 Annual Meeting, a similar advisory vote was requested by the Company.  The results for last year’s vote were as follows:

	2012 Vote Count	Percent
For	22,089,433	91%
Against	1,581,076	7%
Abstain	571,360	2%
	24,241,869	100%

The Human Resources and Compensation Committee of the Board of Directors considered the above results, along with other matters, in establishing Named Executive Officer Compensation for 2012 and future periods.  The 2013 “Say-on-Pay” proposal gives you as a shareholder another opportunity to endorse or not endorse the compensation the Company paid to the Named Executive Officers through the following resolution:

“RESOLVED, that the shareholders of Pinnacle Financial Partners, Inc. approve the compensation of the executive officers of Pinnacle Financial Partners, Inc. set forth in the Summary Compensation Table of this proxy statement, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding the compensation of such executive officers (together with the accompanying narrative disclosure) contained in this proxy statement.”

Pinnacle Financial Partners, Inc.

Because your vote is advisory, it will not be binding upon the Board. However, the Human Resources and Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements for the Company’s Named Executive Officers.

This proposal is provided as required pursuant to the Dodd-Frank Act.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THIS PROPOSAL.

* * * * *

PROPOSAL #4: ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act provides that shareholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently the Company should seek future advisory votes on the compensation of the named executive officers as disclosed in accordance with the compensation disclosure rules of the Securities and Exchange Commission. By voting with respect to this Proposal #4, shareholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two, or three years. Shareholders also may, if they wish, abstain from casting a vote on this proposal.

On October 3, 2008, the Emergency Economic Stabilization Act of 2008 (EESA) became law. On February 17, 2009, President Obama signed into law the American Recovery and Reinvestment Act of 2009 (ARRA), more commonly known as the economic stimulus or economic recovery package. ARRA, which amends EESA, includes a wide variety of programs intended to stimulate the economy and provide for extensive infrastructure, energy, health, and education needs.  Under the Troubled Asset Relief Program (TARP) authorized by EESA, the U.S. Treasury established a Capital Purchase Program (CPP) providing for the purchase of senior preferred shares of qualifying U.S. controlled banks, savings associations and certain bank and savings and loan holding companies. On December 12, 2008, the Company initiated participation in the CPP by issuing shares of preferred stock and common stock warrants to the U.S. Treasury. During the second quarter of 2012, the Company redeemed the outstanding preferred shares and repurchased the warrants originally issued to the U.S. Treasury, consequently ending its participation in the CPP.

Under Rule 14a-21(b) of the Securities Exchange Act companies must hold an advisory vote on the frequency with which a company should seek future advisory votes on the compensation of the named executive officers at the first annual shareholders’ meeting occurring on or after January 21, 2011. However, under guidance issued by the Securities and Exchange Commission, companies participating in the CPP were exempted from such requirement as those companies are required under EESA to have an advisory vote on the compensation of named executive officers annually. As a result of this exemption, the Company has not yet held an advisory vote on the frequency with which it should seek future advisory votes on the compensation of the Named Executive Officers. Since the Company exited the CPP in 2012, it is no longer subject to this exemption. Therefore, pursuant to Rule 14a-21(b) of the Securities Exchange Act, the Company is holding a vote on this Proposal #4.

Our Board has determined that an annual advisory vote on executive compensation will allow our shareholders to provide timely, direct input on the Company’s executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. Accordingly, the Board believes that an annual vote is consistent with the Company’s efforts to engage in an ongoing dialogue with the Company’s shareholders on executive compensation and corporate governance matters.

The Company recognizes that the shareholders may have different views as to the best approach for the Company, and therefore we look forward to hearing from our shareholders as to their preferences on the frequency of an advisory vote on executive compensation.

Pinnacle Financial Partners, Inc.

This vote is advisory and not binding on the Company or our Board in any way. The Board and the Human Resources and Compensation Committee will take into account the outcome of the vote, however, when considering the frequency of future advisory votes on executive compensation. The Board may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our shareholders.

Shareholders may cast a vote on the preferred voting frequency by selecting the option of one year, two years, or three years (or abstain) when voting in response to the resolution set forth below.

“RESOLVED, that the shareholders determine, on an advisory basis, whether the preferred frequency of an advisory vote on the executive compensation of the Company’s named executive officers as set forth in the Company’s proxy statement should be every year, every two years, or every three years.”

The proxy card provides shareholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, shareholders will not be voting to approve or disapprove the recommendation of the Board.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE OPTION OF ONCE EVERY YEAR AS THE PREFERRED FREQUENCY FOR ADVISORY VOTES ON EXECUTIVE COMPENSATION.

* * * * *

Pinnacle Financial Partners, Inc.

EXECUTIVE MANAGEMENT

The Committee is directly responsible for the compensation plan for the Company’s “Named Executive Officers” or “executive officers.”  These individuals’ compensation for 2013 is included in the Summary Compensation Table beginning on page 43.   The following table shows the name, age, term of service and position of each Named Executive Officer of the Company as of March 4, 2013:

		Officer	Officer
Name	Age	Since	Position with Company and Bank

M. Terry Turner	58	2000	President and Chief Executive
Robert A. McCabe, Jr.	62	2000	Chairman of the Board
Hugh M. Queener	57	2000	Chief Administrative Officer
Harold R. Carpenter, Jr.	53	2000	Chief Financial Officer
J. Harvey White	63	2009	Chief Credit Officer

Terry Turner has served as President and Chief Executive Officer of the Company and the Bank since their organization.  Mr. Turner was employed by First American National Bank serving in various capacities from 1979 to 1999.  Mr. Turner served from January 1994 until November 1998 as President of the Retail Bank of First American National Bank.  From November 1998 until October 1999, he served as President of the Investment Services Group of First American Corporation.

Robert A. McCabe, Jr. has served as the Chairman of the Company and the Bank since their organization.  Mr. McCabe was employed by First American National Bank serving in various capacities from 1976 to 1999, including being appointed vice chairman of First American Corporation from 1994 to 1999.

Hugh Queener has served as the Executive Vice President and Chief Administration Officer of the Company and the Bank since their organization.  Mr. Queener was employed by AmSouth Bancorporation from 1999 to 2000 serving as an Executive Vice President in the consumer banking group in Nashville.  Prior to the merger with AmSouth, Mr. Queener was employed by First American National Bank from 1987 to 1999 serving most recently as executive vice president in charge of retail lending from 1987 to 1999.  Prior to his employment at First American, Mr. Queener was employed with the Kirchman Corporation from 1986 to 1987 and served as senior vice president for client service, installations and software development and support.

Harold Carpenter has served as Executive Vice President and Chief Financial Officer of the Company and the Bank since their organization.  Mr. Carpenter was employed by AmSouth Bancorporation from 1999 to 2000 as a senior vice president in the finance group in Nashville, Tennessee.  Prior to the merger with AmSouth, Mr. Carpenter was employed by First American Corporation as senior vice president from 1994 to 1999 ultimately serving as the financial manager for the Tennessee, Mississippi and Louisiana areas.  Mr. Carpenter is a certified public accountant, a member of the American Institute of Certified Public Accountants, and was employed by the national accounting firm, KPMG LLP, from 1982 to 1994.

Harvey White joined the Company on June 15, 2009, and succeeded Charlie McMahan as the Company’s chief credit officer on September 1, 2009.  Mr. White was employed by Regions Financial Corporation and its predecessor companies beginning in 1981.  Mr. White was employed in a variety of roles and served as senior credit officer for East Tennessee from 1999 to 2006. Mr. White was ultimately promoted to regional senior credit officer with additional oversight responsibilities for Regions’ North Carolina and Virginia operations, a position he held from 2006 to April 2009.

Pinnacle Financial Partners, Inc.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following is a discussion of the Company’s compensation administration, philosophies and processes specifically addressing compensation for the Company’s Named Executive Officers.

Compensation Administration

The duties and responsibilities of the Human Resources and Compensation Committee (the “Committee”) include, among other things, overseeing the Company’s overall executive compensation philosophy; measuring performance with respect to established goals and objectives; designing the components for all executive compensation; reviewing the Company’s executive compensation plans and the risks these plans pose to the Company; and establishing compensation for the Company’s executive officers.  Since March 1, 2012 and thru February 28, 2013, the Committee was composed of three independent directors – Messrs. Burns, Cope, and Pennington.  Effective March 1, 2013, independent director Scott was added to the Committee.  The Committee utilized the consulting services of McLagan, an AON Hewitt company, to facilitate the executive officer compensation process for 2012.

The Company is required to permit a separate non-binding stockholder vote to approve the compensation of its executives, as disclosed pursuant to the compensation disclosure rules of the SEC. This proposal permits stockholders to endorse or not endorse the Company’s executive compensation program. Because the stockholders’ vote is advisory, it is not binding on the Board or the Committee. However, when setting 2012 compensation and in determining compensation policies, the Committee took into account the results of the April 2011 shareholder advisory vote on executive compensation and will continue to consider the outcome of this vote each year.

The Company’s stockholders approved the compensation of our Named Executive Officers as disclosed in the proxy statement for the 2012 annual meeting.  Approximately 91% of shares voted were cast in favor of the Company’s executive compensation policies and practices compared to 92% which were cast in favor at the 2011 annual meeting.  The Committee viewed these results as evidence that the Company's shareholders supported the Company’s compensation policies and practices, and considered this result in setting the Named Executive Officers’ 2012 compensation.  The Committee expects to apply similar principles in its compensation program decisions going forward.

After consulting with the Chief Executive Officer and the Chief Financial Officer, the Committee makes all compensation decisions for the Company’s Named Executive Officers, including establishing the framework for how these executives are compensated, and approves recommendations regarding equity awards to all associates, not just the executive officers, of the Company. The Chief Executive Officer and the Chief Financial Officer are not involved in the deliberations regarding their compensation and are not present when the Committee votes on their compensation.

Decisions regarding the non-equity compensation (i.e., base salary and annual cash incentive target awards) of other managers of the Company who are not the Named Executive Officers are made by the Chief Executive Officer in consultation with each associate’s supervisor.  For these associates, the Chief Executive Officer is responsible for establishing the framework on how these individuals are compensated.  These decisions, including salary adjustments and annual equity and non-equity incentive plan award amounts, are ultimately reviewed by the Committee. As is the case with the Named Executive Officers, the Committee can exercise its discretion in modifying any recommended adjustments or awards to these individuals.

Compensation Risk Management – In 2012, the Committee reviewed with the Company’s Senior Risk Officer, (i) the Company’s executive officer compensation plans to ensure that the executive officer compensation plans do not encourage the executive officers to take unnecessary and excessive risks that threaten the value of the Company, (ii) the Company’s employee compensation plans to ensure that all reasonable efforts have been undertaken to limit any unnecessary risks these plans pose to the Company, and (iii) the Company’s employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any associate.

Pinnacle Financial Partners, Inc.

In meeting with the Company’s Senior Risk Officer and other members of executive management, the Committee identified the Company’s executive officer and other associate compensation plans.  For 2012, these plans were the 2012 Annual Cash Incentive Plan, the Company’s various equity incentive plans, including the Company’s Amended and Restated 2004 Equity Incentive Plan (the “Plan”), the 2000 Stock Incentive Plan and the Mid-America Bancshares, Inc. 2006 Omnibus Equity Incentive Plan, and the various employment agreements to which the Company’s executive officers are a party.  The Committee also reviewed the Company’s other non-executive officer compensation plans.

Compensation Philosophy and Corporate Results

Compensation Philosophy – The Company’s compensation philosophy and practices have consistently been based on the simple premise that the Company’s Named Executive Officers’ compensation should be higher in those years when the Company’s performance warrants, and conversely, lower in those years when the Company’s performance is not in line with the Committee’s high expectations. For purposes of considering the Company’s results with respect to incentive compensation for the Named Executive Officers, the Committee has believed that numerous factors should be considered.  Historically, the Committee has placed more emphasis, particularly when reviewing peer information, on soundness, profitability and growth.  The Committee has, in designing incentive compensation objectives, placed emphasis on (a) improving the soundness profile of the Company primarily thru achieving a targeted classified asset ratio for Pinnacle Bank; (b) measuring improvement in fully diluted earnings per share growth in relation to peer fully diluted earnings per share growth; and (c) measuring improvement in revenue growth in relation to peer revenue growth.  The Committee believes that overtime, placing consistent emphasis on these three measures will produce the highest shareholder value for the firm.

The attraction and retention of experienced and high-achieving senior executives that can enhance the Company’s performance and shareholder returns is an essential element of the Company’s long term strategy.  This strategy has resulted in the Company’s growth from a start up institution to now the second largest banking organization headquartered in Tennessee.  This growth was accomplished despite intensifying competition from larger, more established banking franchises in the Company’s markets. The Committee believes that consistent with the Company’s need to continue to retain executives who can drive high performance by the organization, it should provide compensation levels above the peer median if the Company’s performance is above that of peer financial institutions.  Thus, the Company’s compensation system has historically been designed to reward executive officers for superior performance. Conversely, due to a significant amount of performance-based compensation that is incorporated into each Named Executive Officer’s compensation, overall compensation levels have historically been reduced if high performance financial and strategic objectives are not met.

The Committee believes that due to the requirement that the Company should consistently perform at a superior level, which includes, but is not limited to, performing at the 75th percentile of the peer group, the Committee shall generally set total compensation at the 75th percentile of the peer group and include in that targeted compensation a meaningful amount of variable pay tied to predetermined performance metrics.  Although targeted compensation has been set at the 75th percentile for much of the Company’s 12-year history, the Committee has in recent years adjusted targeted compensation to a lesser ranking within the peer group due to underperformance.  As a result, not only were the Named Executive Officer compensation levels impacted by a reduction or elimination of variable pay incentives in a current accounting period, but also their targeted compensation was also impacted negatively for the following year.

Compensation Requirements due to Participation in the Capital Purchase Program – On December 12, 2008, the Company issued 95,000 shares of Series A Preferred Stock (the “TARP preferred stock”) to the U.S. Treasury under the capital purchase program (the “CPP”) of the Treasury’s Troubled Assets Relief Program (the “TARP”).  Effective June 15, 2009, the U.S. Treasury issued regulations (as amended, the “TARP Regulations”) that implemented various executive compensation requirements and restrictions on companies participating in the CPP, and these TARP Regulations significantly impacted the Company’s compensation practices for the Named Executive Officers.  On June 20, 2012, the Company redeemed its remaining  shares of TARP preferred stock issued to the U.S. Treasury and thus was no longer a participant in the CPP as of that date. The Company, for so long as the TARP preferred stock was outstanding (the “TARP Period”), was:

Pinnacle Financial Partners, Inc.

•	required to ensure that its incentive plans did not encourage excessive or unnecessary risk;
•
prohibited from payment or accrual of any bonus payment (including cash bonus or equity-based compensation awards) during the TARP Period to the five most highly compensated employees, subject to limited exceptions, including restricted shares that cannot vest earlier than two years from the date of grant and may not be transferred until repurchase by the Company of all or specified percentages of the preferred stock issued to the Treasury in the CPP and the fair value of which on the date of grant cannot exceed one third of the executive’s total compensation in the year granted;

•
required to impose clawbacks on incentive compensation to the Named Executive Officers and the next twenty most highly compensated employees of the Company on the basis of inaccurate financial statements or any other materially inaccurate financial measures;

•
prohibited from making certain golden parachute payments upon termination of employment made upon a change of control or departure for any reason, to the Named Executive Officers and the next five most highly compensated employees; and

•	significantly limited in its ability to deduct for federal tax purposes employee compensation above $500,000 per individual per year through utilization of performance-based compensation.

The Committee believes that the Company complied with all of the executive compensation requirements noted above while the Company was a participant in the CPP. Even though the Company is no longer a participant in the CPP and substantially all of the above requirements are no longer applicable to the Company, the Company will be required to make certain filings with the U.S. Treasury prior to April 30, 2013 regarding its TARP compliance.

Review of Committee’s 2012 Executive Compensation Process

The Committee’s process for determining the compensation of M. Terry Turner, the Company’s Chief Executive Officer, and the Company’s four other Named Executive Officers for 2012 involved several steps and included such items as the establishment of an appropriate basis for benchmarking; benchmarking Pinnacle Financial’s performance relative to peers on key measures including those that are highly correlated to share price performance; making qualitative and quantitative judgments regarding the “market equity” of the executive officers versus benchmark ranges; profiling targeted compensation and developing a change plan to implement the results of the process, if necessary.

When the Committee set the Named Executive Officer’s compensation in January 2012, the Company believed that it was likely that the Company would redeem all of the remaining outstanding shares of TARP preferred stock at some point in 2012. Accordingly, when setting the Named Executive Officers’ 2012 compensation the Committee, in a general sense, considered the following guidelines related to the Named Executive Officers’ compensation for the portion of the year that the Committee expected the Company would still be subject to the TARP Regulations and the portion of the year during which the TARP Regulations would no longer apply:

Compensation Components (*)		During TARP Period		Post-TARP Period
Base Salary	•	Cash	•	Cash only.
	•	Utilize salary stock or salary stock units such that total compensation will be at the 75th percentile of peer group.	•	No salary stock component.
Annual Cash Incentives	•	Not allowed.	•	Incentives targeted at a predetermined target percentage of base salary.
•
Awards based on achievement of certain soundness and performance criteria, including earnings and revenue growth for the current fiscal year at the projected 75th percentile of the Company’s peer group.

			•	Maximum payout equal to 125% of target payout.
Long-term Equity Incentives	•	Restricted stock awards or restricted stock unit awards only.	•	Generally, restricted stock awards, although stock options may be granted in rare circumstances but granting of stock options is unlikely.
	•	Limited to 1/3 of total compensation.	•	Utilized to achieve total compensation threshold of 75th percentile of peer group after considering base salary and cash incentives.
•
Vesting criteria over preset time periods (> 2 years) but only if the Company is profitable in the fiscal year immediately preceding the vesting date as well as for performance awards, achievement of minimum performance and soundness thresholds.
			•	Vesting criteria over preset time periods but only if the Company achieves certain performance criteria in the fiscal year immediately preceding the vesting date as well as achievement of minimum soundness thresholds in subsequent years.

(*)
The Committee determined that during the year the TARP preferred stock was redeemed, the compensation for the Named Executive Officers should be prorated based on the amount of time the Company was a TARP participant and the time period after TARP participation through December 31 such that the Named Executive Officers’ compensation would be subject to the limitations imposed on TARP participants for a portion of the year and free of such limitations for the remainder of the year.

Pinnacle Financial Partners, Inc.

Peer Group Composition and Utilization of Compensation Consultants – In 2010, the Committee selected McLagan, for executive compensation consulting services.  McLagan is an independent compensation consultant without any previous relationship with management or the Company.  McLagan, constructed a peer group of banking companies with total assets between $3.5 billion and $10 billion, as well as in McLagan’s opinion, banks with a commercial lending focus and banks located in or near metropolitan areas.

McLagan, with input from the Committee and the Chief Executive Officer, maintained the same peer group for use by the Committee when setting the Named Executive Officers’ 2012 compensation plan as was utilized in 2011, which was originally 20 companies but reduced to 19 in August 2011 due to underperformance by the firm that was removed from the peer group. As a result, the peer group for 2012 was as follows:

Trustmark Corp.	Jackson, MS	Sterling Bancshares ^	Houston, TX
Prosperity Bancshares, Inc.	Houston, TX	Westamerica Bancorp.	San Rafael, CA
First Midwest Bancorp, Inc.	Itasca, IL	Independent Bank Corp.	Rockland, MA
Old National Bancorp	Evansville, IN	Taylor Capital Group	Rosemont, IL
United Bancshares	Charleston, WV	BancFirst Corp.	Oklahoma City, OK
First Financial Bancorp	Cincinnati, OH	1st Source Corp.	South Bend, IN
CVB Financial Corp.	Ontario, CA	Columbia Banking System	Tacoma, WA
Texas Capital Bancshares	Dallas, TX	TowneBank	Portsmith, VA
Western Alliance Bancorp	Las Vegas, NV	First Busey Corp.	Champaign, IL
PacWest Bancorp	San Diego, CA

 (^)  Subsequently acquired in 2012.

Targeted 2012 Compensation – On January 13, 2012, after discussions with McLagan, the Committee determined that, for all of the Named Executive Officers, a total compensation target of the 75th percentile of the peer group was appropriate provided that a substantial amount of the compensation was performance related.  The Committee concluded that the Named Executive Officers’ compensation had been significantly reduced in 2009 and 2010 as a result of the Company’s performance, and had increased in 2011 as the Company’s performance had improved. The Committee made its decision to raise target compensation to the 75th percentile (from the 50th to 60th percentile range used in 2011) after reviewing the historical compensation of the Named Executive Officers.

In determining 2011 compensation objectives, on February 15, 2011, after several discussions with McLagan, the Committee determined that, for Messrs. Turner and McCabe, a total compensation target for 2011 of the 50th percentile of the peer group was appropriate and for Messrs. Queener, Carpenter and White, a total compensation target for 2011 of the 60th percentile was appropriate and that cash salaries would remain at current levels for all Named Executive Officers. The Committee also concluded on that date that upon the Company’s redemption of all of its TARP preferred shares, the Committee would likely consider increasing the Named Executive Officers’ total targeted compensation to the 75th percentile at that time. The Committee made its decision concerning increasing total targeted compensation in the event that the preferred shares were redeemed to the 75th percentile after reviewing the historical compensation of the Named Executive Officers and concluding that, due to the level of variable compensation awarded to the Named Executive Officers, the Committee’s historical compensation philosophy of targeting total compensation at the 75th percentile of the peer group along with an appropriate amount of variable pay was effective.

Pinnacle Financial Partners, Inc.

In determining 2012 compensation objectives, the Committee again considered the likelihood that the Company would fully redeem its remaining TARP preferred stock at some point in 2012.  The Committee believed that TARP redemption was more likely in 2012 given the partial redemption that was accomplished in 2011 and the ongoing anticipated improvements in the soundness and operating performance metrics of the firm.  As a result, at its January 2012 meeting, the Committee set in place a dual track plan for achievement of targeted 2012 compensation at the 75th percentile with the first plan considering that the Company would not be able to redeem its TARP preferred shares in 2012 and the second plan assuming that TARP redemption would occur at some point during the year. As a result, the Committee determined that it would grant a limited number of restricted stock units meeting the requirements of the TARP Regulations in January 2012, but deferred the proposed incremental grant of restricted stock units until later in 2012, depending on whether the remaining outstanding shares of TARP preferred stock were indeed redeemed.

Because the Company’s Named Executive Officers were prohibited from participating in the Company’s 2012 Annual Cash Incentive Plan during the TARP Period, the Committee, continuing the practice it had initiated in 2011, determined to use salary stock units during the remainder of the TARP Period to adjust total compensation levels.  The Committee believed that once the prohibitions of the TARP Regulations were no longer applicable, the participation of the Named Executive Officers in the 2012 Annual Cash Incentive Plan, in lieu of the receipt of further salary stock units, would permit their total compensation to be more appropriately aligned with Company performance.

Additionally, embedded in the 2012 compensation plan for the Named Executive Officers were additional opportunities for these officers to receive increased compensation should performance exceed targeted results.  This also was considered as part of the Committee’s decision to defer fully deploying the 2012 compensation plan for the Named Executive Officers until later in the year as redemption of the TARP preferred stock impacts the maximum targeted awards the Named Executive Officers could receive.

Components of Executive Compensation –The Committee sought to accomplish its executive compensation objectives in 2012 by utilizing the following primary elements of executive compensation:

Base Salary – Base salary is designed to provide appropriate levels of fixed compensation to the executive.  Salaries for the Company’s Named Executive Officers are reviewed annually and are based on:

•	Job scope and responsibilities;
•	Competitive salaries for similar positions at peer institutions; and
•	Other factors, including Company performance compared to peers.

As to base salary, the Committee determined that the executive officers should receive a base salary increase of three percent for 2012.  The three percent increase was determined based on market research and was consistent with the average raise for the Company’s other associates. Base salary would be the same should the Company redeem all of its TARP preferred stock at some point during 2012.

Salary Stock Units – In 2012, the Committee elected to utilize salary stock units during the TARP Period to provide additional compensation permitted by the TARP Regulations.  For each bi-weekly payroll period through June 30, 2012, the executive officers were granted salary stock units based on a fixed amount of total compensation required to achieve, in combination with base salary and restricted stock units, total compensation at the 75th percentile of the peer group when targeted results are achieved.  The fixed amount of compensation was divided by the closing price of the Company’s common stock at the end of each pay period to determine the number of units each executive was awarded.  On December 31, 2012, the salary stock units were settled in shares of Company common stock on a one-for-one basis, net of the number of shares withheld to satisfy the executive’s withholding tax obligations.

Pinnacle Financial Partners, Inc.

Annual Cash Incentive Plan – In general, all salaried or hourly pay associates of the Company are eligible for participation in the Company’s annual cash incentive plan which is administered by the Committee and provides targeted cash incentive plan payments to the participants at various levels.  Prior to the TARP Period, the targeted cash award for the Company’s executive officers ranged from 70% to 100% of the executive officer’s base salary.  For other senior managers, the targeted annual cash award has ranged from 30% to 50% of the employee’s base salary.  For other associates, target awards ranged from 10% to 20% of the associate’s base salary.  Awards are based on achievement of performance goals established by the Committee, with all participants typically receiving the same percentage of their targeted cash award based on the Company’s actual results when compared to the performance goals.  The Company believes that a single plan for the Named Executive Officers (when they are eligible to participate) and all other salaried and hourly pay associates has promoted a strong sense of teamwork within the firm.  Furthermore, the annual cash incentive plan has utilized a combination of performance goals which the Committee believes creates sufficient balance in the plan such that excessive risk is not encouraged for the benefit of current period results.

The 2012 Annual Cash Incentive Plan was approved by the Committee in the first quarter of 2012 but, as described below, at that time the Named Executive Officers were not permitted to participate in the plan.  The 2012 Annual Cash Incentive Plan was structured such that the Committee could increase payouts if the Company’s actual performance for the calendar year exceeded pre-established performance targets or decrease or eliminate payouts if performance was less than the pre-established performance targets.  Additionally, certain participants must have satisfactorily met their individual goals and objectives in their annual performance reviews to receive payouts under the 2012 Annual Cash Incentive Plan.  The Chief Executive Officer also has discretionary authority to increase or decrease any participant’s award, other than an award for an executive officer, by specified percentages.

The Company was prohibited from making any bonus, incentive or retention payments during the TARP Period, including any cash payments under the Company’s 2012 Annual Cash Incentive Plan, to the top five most highly compensated employees of the Company. Since Messrs. Turner, McCabe, Queener and Carpenter were among the five most highly compensated employees in 2011, they were not eligible to participate in the 2012 Annual Cash Incentive Plan, until the Company redeemed all of the remaining outstanding shares of TARP preferred stock.  Based upon the recommendation of the Chief Executive Officer, the Committee determined that, even though Mr. White was not one of the five most highly compensated employees in 2011, he also should not be eligible to participate in the 2012 Annual Cash Incentive Plan while the Company participated in the CPP.  As a result, the Named Executive Officers were not eligible to participate in the 2012 Annual Cash Incentive Plan until after the Company redeemed all of the remaining outstanding shares of its TARP preferred stock.

In January 2012, the Committee determined that if the Company redeemed all of the remaining outstanding shares of TARP preferred stock during 2012, it would terminate further grants of salary stock units after that date and allow the Named Executive Officers to participate in the 2012 Annual Cash Incentive Plan on a prorated basis for the remainder of the 2012 fiscal year based on the following estimated annual base salary percentages at target levels of performance - Mr. Turner, 85%; Mr. McCabe, 85%; Mr. Queener, 65%; Mr. Carpenter, 60%; Mr. White, 60%. However, the Committee’s final determination regarding the Named Executive Officers’ ability to participate in the 2012 Annual Cash Incentive Plan, and the level at which the officers would be able to participate, would be based upon factors it considered relevant at the time the TARP preferred stock was fully redeemed.  Once the TARP preferred stock was redeemed in the second quarter of 2012, the Committee met and approved the Named Executive Officers’ participation in the 2012 Cash Incentive Plan with the opportunity for cash incentives on a prorated basis during the second half of 2012 based on the above-described salary percentages approved by the Committee in January 2012.  The Named Executive Officers last received a cash incentive in January 2009 for 2008 performance.

The performance targets for the 2012 Annual Cash Incentive Plan adopted by the Committee in January 2012 consisted of a soundness threshold and two operating results targets: revenues and fully diluted earnings per share.  Revenues are defined as the sum of net interest income plus non-interest income.  For purposes of the 2012 Annual Cash Incentive Plan, fully diluted earnings per share excluded any one-time charges related to the redemption of the TARP preferred stock.

Pinnacle Financial Partners, Inc.

●
The soundness threshold was Pinnacle Bank’s classified asset ratio, which is the sum of the Bank’s nonperforming assets and potential problem loans divided by the sum of the Bank’s Tier 1 risk-based capital and allowance for loan losses.  A classified asset ratio of less than 37% had to be achieved in order for any awards to be payable under the 2012 Annual Cash Incentive Plan.  Furthermore, should the classified asset ratio be less than 37%, the operating results thresholds for 2012 coupled with each participant’s personal goals, if any, would then determine the amount of incentives that would be paid to each participant, if any.

●
For those participants in the 2012 Annual Cash Incentive Plan that did not have individual performance targets, which included each of the Named Executive Officers, the fully diluted earnings per share component of the corporate target was weighted at 80% of the target award-level with the revenue component weighted at 20%.  At maximum performance, the fully diluted earnings per share component was 100% of the total award while the revenue target was 25%.  Additionally, the 2012 Annual Cash Incentive Plan provided for increased awards if the Bank’s performance surpassed predescribed thresholds.  The maximum award a participant could receive was 125% of his target award.

●	The Committee established the following fully diluted earnings per share and revenue targets under the 2012 Annual Cash Incentive Plan for the Named Executive Officers:

Fully Diluted Earnings per Share Component- 80%		Revenue Component- 20%
Fully Diluted Earnings Per Share Range	Resulting Cash Incentive Payout Expressed as a Percentage of Base Salary(1)	Revenue Range	Resulting Cash Incentive Payout Expressed as a Percentage of Base Salary
< $0.29	0%	< $153 million	0%
>$0.29 to $0.70	0% to 60%	>$153 million to $182 million	0% to 15%
>$0.71 to $1.12	60% to 80%	>$182 million to $206 million	15% to 20%
>$1.13 to $1.26	80% to 100%	>$206 million to $216 million	20% to 25%
>$1.27	100%	>$216 million	25%

1.
For fully diluted earnings per share above $0.29 and revenue greater than $153 million, the percentage paid out to each Named Executive Officer was to be prorated based on the final position of fully diluted earnings per share and revenues within each range.

The following is a summary of the soundness and operating results metrics as well as a comparison of the target award to the actual award distributed to the participants in the 2012 Annual Cash Incentive Plan.

	2012 Target	2012 Results	Performance against target
Classified asset ratio	< 37.0%	29.4%	Threshold achieved
Revenues, as defined	> $206.5 million	$204.0 million	97% of target
Fully diluted earnings per share, as adjusted(1)	> $1.13 EPS	$1.15 EPS	104% of target
Cash incentive pool for all associates	$9.13 million	$9.28 million	102% of target

1.
For 2012, when calculating the Company’s fully diluted earnings per share, the Committee, as permitted by the plan document, excluded the impact of a $2.2 million gain on sale of investments, a $2.1 million loss on a prepayment of a Federal Home Loan Bank advance and a $1.6 million one-time charge related to the acceleration of the accretion on the discount on the TARP preferred stock due to the Company’s redemption of the remaining outstanding shares of TARP preferred stock.

As a result of the Company’s over-achievement of the soundness and fully diluted earnings per share targets in 2012 and the Company’s performance in relation to its peer group (as reflected in the following table), on January 11, 2013, the Committee determined that participants in the 2012 Annual Cash Incentive Plan should be awarded an above-target award of approximately 102%.

Pinnacle Financial Partners, Inc.

The following table reflects the Company’s performance in 2012 against the 2012 Annual Cash Incentive Plan’s performance targets in comparison to the performance of the peer group:

	Pinnacle Financial Results
	As of or for the year ended December 31, 2012	As of or for the year ended December 31, 2011	Net percentage improvement for Pinnacle Financial between 2012 and 2011	Peer median net percentage improvement between 2012 and 2011(1)	Pinnacle’s estimated rank within 19 member peer group(1)
Classified asset ratio(2)	29.4%	44.4%	33.8%	-(2)	-(2)
Fully diluted earnings per share (3)	$1.15	$0.43	167.4%	1.9%	2
Total revenue (3)	$204.8 million	$188.4 million	8.7%	8.0%	10

(1)
 Based on available data from SNL. In calculating the amounts, the Company did not adjust the peer information for any known unusual matters to improve the comparability of the data (e.g. reversal or initiation of a deferred tax valuation allowance or mergers and acquisitions).

(2)
 Classified asset ratio was not readily available for peer information. As a result, the Company compared net improvement in NPA ratios between the two periods. The Company’s NPA ratio improved by 58% while the peer median improved by 25.8%. The Company estimates the improvement in the NPA ratio for the Company would have ranked 3rd within the peer group.

(3)
 For 2012, the Committee excluded the impact of a $2.2 million gain on sale of investments, a $2.1 million loss on a prepayment of a Federal Home Loan Bank advance and a $1.6 million one-time charge related to the acceleration of the accretion of the discount due to the redemption of the remaining outstanding shares of TARP preferred stock.  In 2011, the Committee excluded the impact of a $22.5 million deferred tax valuation reserve release and a $1.0 million gain on sale of investments.

Long-term Equity Compensation Incentive Plans – The Committee believes that equity-based, long-term compensation programs link the interests of all associates, both individually and as a team, to the long-term interests of the Company’s shareholders and reward the Company’s participating associates for performance that results in a longer term increase in shareholder value.  Prior to 2012, the Committee had traditionally made annual grants of stock options and/or shares of restricted stock, including shares which vest over time and shares which vest upon satisfaction of certain performance conditions established in connection with the long-term, Board-approved strategic framework as well as the annual budget process.  Beginning in 2012, the Committee transitioned to using solely restricted stock unit awards as the primary component of long-term equity compensation because restricted share awards and stock-settled restricted stock units require fewer shares to achieve the required compensation objectives in comparison to other forms of equity compensation, including stock options.

Under the terms of the Company’s 2004 Amended and Restated Equity Incentive Plan (the “Plan”) and the Mid-America Bancshares, Inc. 2006 Omnibus Equity Incentive Plan, the Company’s associates are eligible to receive equity-based incentive awards including stock options, stock appreciation awards, restricted shares of the Company’s common stock, restricted stock units, performance shares or units and performance-based cash incentive compensation.

Two measurements that are considered meaningful by some shareholders in relation to the use of equity based compensation are the “overhang ratios” and “equity award burn rates.”  The overhang ratio is the ratio of all common stock of a company that is reserved for issuance pursuant from an equity based plan to total outstanding common stock plus the impact of the issued equity based awards.  The Company’s overhang ratio has ranged between 6.15% and 19.8% since inception.

Pinnacle Financial Partners, Inc.

An analysis of the Company’s overhang ratio as of each December 31 for the years 2000 through 2012 follows:

A company’s burn rate is computed by dividing the number of stock option grants plus an additional component for the impact of restricted share awards during any particular period by the number of outstanding shares of common stock at the end of the period.  Thus a higher burn rate would be indicative of an increased number of equity awards being granted to employees and/or directors.  The result is usually compared to industry data, particularly data furnished by various shareholder services groups.  For restricted share awards, companies typically multiply the number of restricted shares awarded by a factor greater than one so that the restricted share awards can be aggregated with any stock option grants so that the end result is increased for the implied increased value of the restricted share award.  Accordingly, the Company has multiplied the number of restricted share award in years prior to 2008 by a factor of two, such that every one restricted share award would equal two stock option grants for purposes of calculating the Company's burn rate for those periods prior to 2008.  Based on information from a leading shareholder services group, the Company increased the restricted share factor to 2.5 for awards granted in and after 2009. As a result, the Company’s burn rate for the year ended December 31, 2012, was 2.0%.

An analysis of the Company’s burn rate as of each December 31 for the years 2000 through 2012 follows:

Pinnacle Financial Partners, Inc.

For so long as the Company was a participant in the CPP, the Company was restricted as to the type and amount of equity compensation that could be awarded or granted to the five most highly compensated employees of the Company.  Generally, with the exception of restricted stock with certain minimum vesting (no earlier than two years from the grant date) and transferability (not transferable until all or specified percentages of the TARP preferred stock were redeemed) conditions, no other forms of equity compensation could be utilized to incent these individuals for so long as the Company was a participant in the CPP.

2012 Equity Compensation Award – On January 13, 2012, the Committee granted the Named Executive Officers stock-settled restricted stock units in accordance with the minimum conditions noted above for TARP participants within a TARP Period with a grant date fair value equal to 50% of their expected full year 2012 cash salary.  The number of restricted stock units awarded equaled that dollar amount divided by the closing price of the Company’s common stock on January 19, 2012.  These units comprised the number of restricted shares the Named Executive Officer would receive should the Company achieve the maximum performance goals for 2012.

Subsequently, on June 21, 2012, following the June 20, 2012 redemption of all of the remaining outstanding shares of TARP preferred stock, the Committee also granted additional restricted stock units to the Named Executive Officers.  The number of restricted stock units to be awarded was based on the dollar amount believed to be necessary to achieve the 75th percentile for total compensation of the peer group at target level of performance.  The number of restricted stock units awarded equaled that dollar amount divided by the closing price of the Company’s common stock on June 21, 2012.  These units comprised the number of restricted shares the Named Executive Officer would receive should the firm achieve the maximum performance goals for 2012.

Both tranches of the restricted share units were performance related in their entirety and were to be settled, if earned, in shares of the Company’s common stock that would be subject to further vesting requirements for the five year period following the date the restricted shares were issued.  Accordingly, the ultimate vesting of the awards was over a six year period.

The fully diluted earnings per share targets and the related percentage of the maximum number of restricted stock units granted to each Named Executive Officer  that could beearned are set forth in the following table:

Fully Diluted Earnings for the year ended December 31, 2012 Per Share Range	Resulting percentage of maximum number of restricted stock units granted that would be earned by Named Executive Officers
<$0.29	0%
>$0.29 to $0.70	33%
>$0.71 to $1.12	67%
>$1.13 to $1.26	83.5%
>$1.27	100%

As the following table indicates, because the Company’s fully diluted earnings per share, after adjusting for the gain on sale of investments, the loss associated with the prepayment of the FHLB advance and the acceleration of the accretion on the remaining TARP preferred stock discount, was $1.15, the Named Executive Officers each earned 83.50% of the maximum number of restricted stock units granted to that officer as follows:

Pinnacle Financial Partners, Inc.

Named Executive Officer	Maximum value of restricted share units	Maximum number of restricted share units	Restricted shares actually awarded after consideration of Company performance for 2012	Conversion information
	Restricted share unit awards on January 19, 2012
Turner	$356,000	22,084	18,440
The aggregate restricted stock units awarded to the Named Executive Officers on  January 19, 2012 and June 21, 2012 were 154,699 units which were settled into 129,174 restricted shares, for an 83.5% conversion rate of units to shares.  The conversion rate was based on the Company’s adjusted fully diluted earnings per share of $1.15 for fiscal year 2012 which fell within a predetermined range of $1.13 to $1.26 per fully diluted share.

McCabe	338,000	20,968	17,508
Queener	171,000	10,608	8,858
Carpenter	171,000	10,608	8,858
White	129,000	8,002	6,682
	Restricted share unit awards on June 21, 2012
Turner	$561,400	31,789	26,544
McCabe	526,900	29,836	24,913
Queener	102,200	5,787	4,832
Carpenter	135,300	7,661	6,397
White	129,900	7,356	6,142

Other Alternatives for Executive Compensation – There are numerous other executive compensation alternatives available to the Committee as it seeks to design the compensation plan for the Named Executive Officers such that the correct balance is achieved between maximizing performance, risk management and compensation for the executive.

Many companies provide enhanced retirement benefits for executives either through a defined pension plan, deferred compensation arrangements or a salaried executive retirement plan.  To date, the Committee has elected not to use these alternatives as a component of executive compensation.  The Named Executive Officers are eligible to participate in the Company’s 401(k) plan along with all other associates of the Company.  The Named Executive Officers are subject to the same salary deferral and Company match provisions as the other associates.

Other typical forms of executive compensation and perquisites available to the Committee to supplement executive compensation are listed below along with the applicability to the Company’s Named Executive Officers:

	Turner	McCabe	Queener	Carpenter	White
Company-provided vehicle	NA	NA	NA	NA	NA
Automobile allowance	Yes	Yes	Yes	No	No
Parking allowances	No	No	No	No	No
Personal tax return fees paid	Yes	Yes	Yes	Yes	No
Health club membership	No	No	No	No	No
Country club membership	No	No	No	No	No
Corporate aircraft	NA	NA	NA	NA	NA

Employment and Change of Control Agreements

The employment agreements, as amended, that the Company has entered into with each of Messrs. Turner, McCabe, Queener and Carpenter are described in more detail on page 49 of this proxy statement.  These agreements automatically renew each year on January 1 unless the Committee or the executive gives notice of non-renewal prior to November 30 of the preceding year, in which case the agreement terminates thirty days later. During the TARP Period, the Company was prohibited from making certain of the severance payments otherwise required to be made under the employment agreements upon termination of the employment of the executive, including termination after a change in control or termination without cause. The Company was not prohibited from making such payments if they are required by the death or disability of the executive.  In November 2009, the Committee requested, and subsequently received, waivers from Messrs. Turner, McCabe, Queener and Carpenter of the contractual provisions of these agreements which the Company was prohibited from performing during the TARP Period, thereby significantly limiting the severance benefits available to these executive officers pursuant to these employment agreements.   Messrs. Turner, McCabe, Queener and Carpenter received no additional compensation or other benefit as a result of executing these waivers.  These waivers automatically terminated at the end of the TARP Period.

Pinnacle Financial Partners, Inc.

In September 2012, the Company entered into a change of control agreement with Mr. White, the terms of which are described in more detail beginning on page 50 of this proxy statement, providing Mr. White with certain benefits in the event that his employment is terminated within twelve months following a change of control (as defined in the agreement).  This agreement automatically renews each year on January 1 unless the Committee or Mr. White gives the other notice of an intent to terminate the agreement prior to November 30 of the preceding year, in which case the agreement terminates thirty days later.  Notwithstanding the foregoing, the change of control agreement may be earlier terminated  in the event that prior to the earlier of a change of control or the Company entering into an agreement providing for a change of control, Mr. White shall cease to serve as the Chief Credit Officer/Chairman Knoxville, or the Compensation Committee or the Company’s Chief Executive Officer shall determine, in their sole discretion, that it is no longer appropriate to provide Mr. White with post-change of control benefits. This agreement was amended on November 20, 2012 to provide that the Company, or any successor to the Company upon a change of control, shall continue to make available to Mr. White following a change of control a life insurance benefit equal to two times his base salary not to exceed $500,000 at Mr. White’s sole cost and expense for three years following the change of control; provided, that, if the Company’s group life policy in effect as of the date of the amendment has then expired or terminated, the Company’s, and any successor’s, obligation to make the benefit available shall be only an obligation to use commercially reasonable efforts to make the benefit available.

In considering whether to give notice of non-renewal, the Committee considered the need to be able to retain its executive officers, the impact of such executives on the Company’s performance over the period of its existence and the performance of the executives prior to the date of any notice. When considering the multiples of base salary and bonus that a terminated executive officer would be entitled to receive following his or her termination, either before or after a change of control, the Committee also sought to provide benefits at a level that it believed would provide appropriate compensation for the executive officer in the event of consummating a transaction that, although possibly detrimental to the individual’s employment prospects with the resulting company, would be beneficial to the Company’s shareholders.

The Committee believes that the protections afforded in the employment and change in control agreements are reasonable and are an important element in retaining the executive officers who are a party to such agreements.

Federal Income Tax Deductibility Limitations

The Committee has traditionally believed it appropriate to take into account the $1,000,000 limit on the deductibility of executive compensation for federal income tax purposes pursuant to Section 162(m) of the Code, and to seek to qualify the Company’s performance-based cash and equity-based compensation for exclusions from Section 162(m) so such compensation will qualify as a tax deductible expense. However, the regulations issued under Section 162(m) were amended on October 20, 2008 after the adoption of the EESA so as to impose additional restrictions on financial institution’s participating in the CPP. These regulations, which are applicable to institutions participating in the CPP, eliminated most of the performance-based exclusions from Section 162(m) and lowered the limit for deductibility to $500,000. The effect of the regulation was to limit the deductibility of the compensation previously deductible by the Company because it was either, less than the $1,000,000 cap or, was performance-based and the Company’s Board took the loss of deductibility into account in determining to participate in the CPP. The impact of these changes has been to significantly reduce the consideration of the impact of Section 162(m) by the Committee so long as the $500,000 limited deductibility cap is applicable. These restrictions were not applicable after the June 20, 2012 redemption of the preferred shares issued to the U.S. Treasury in conjunction with the Company’s participation in the CPP and the Committee will take the performance-based exclusions from Section 162(m) into account thereafter.

Pinnacle Financial Partners, Inc.

Human Resources and Compensation Committee Report

In 2012, during the TARP Period, the Committee reviewed with the Company’s Senior Risk Officer, (i) the Company’s executive officer compensation plans to ensure that the executive officer compensation plans do not encourage the executive officers to take unnecessary and excessive risks that threaten the value of the Company, (ii) the Company’s employee compensation plans to limit any unnecessary risks these plans pose to the Company, and (iii) the Company’s employee compensation plans to eliminate any features of the plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any associate.

In meeting with the Company’s Senior Risk Officer and other members of executive management, the Committee identified the Company’s executive officers and other associate compensation plans.  For 2012, these plans were the 2012 Annual Cash Incentive Plan, the Company’s various equity incentive plans, including the Plan, the 2000 Stock Incentive Plan and the Mid-America Bancshares, Inc. 2006 Omnibus Equity Incentive Plan, various specialty commission programs and the various employment agreements to which the Company’s executive officers are a party.  The Committee also reviewed the Company’s other non-executive officer compensation plans as described below.

●
The Committee reviewed the Company’s 2012 Annual Cash Incentive Plan.  The Committee concluded that the plan did not encourage unnecessary and excessive risks that threatened the value of the Company and did not encourage manipulation of the Company’s reported earnings to enhance the compensation of any of the Company’s employees. The 2012 Annual Cash Incentive Plan contained a soundness threshold that conditions any incentive payments to any plan participants on the sum of the Bank’s nonperforming assets and potential problem loans divided by the sum of the Bank’s Tier 1 capital and allowance being less than 37%. The review concluded that the soundness threshold encouraged participants to consider whether particular actions could result in inappropriately elevated risk. The review also noted that most of the Company’s associates (including part-time associates) were eligible to participate in the 2012 Annual Cash Incentive Plan, and this broad-based participation restricted the ability of any single associate to manipulate plan results, and encouraged teamwork and cooperation among associates. Furthermore, the Committee noted that the plan limits the maximum amount payable to an associate and that the payout is mostly derived from the Company’s earnings per share and total revenues, which are subject to the Company’s internal financial controls and audit processes. The Committee noted that the Company’s executive officers were not participants in the Company’s 2012 Annual Cash Incentive Plan during the TARP Period.

●
The review of the Company’s equity compensation plans concluded with a determination by the Committee that the plans did not encourage unnecessary or excessive risks that threatened the value of the Company or that encouraged the manipulation of the Company’s earnings to enhance the compensation of any of the Company’s employees. Beginning in 2008, the Company began to reduce the number of stock options issued to the Company’s associates, focusing more on restricted stock.  The Company transitioned to solely using restricted stock for its executive officers and Leadership Team members in 2009.  In 2012, the Company further transitioned into using only restricted stock units that settle, if earned, in a like number of shares of restricted common stock subject to further vesting requirements.  The change to solely using restricted shares was made, among other reasons because, restricted stock retains value even if stock prices are depressed, so that the equity awards continue to encourage employee retention, and align the long term interest of our associates with those of the remaining shareholders.

Furthermore, the Company has established stock ownership guidelines for executive officers, which assures their ongoing economic interest is in line with the long-term performance of the Company and shareholder interests.

●
The Chief Risk Officer’s review with the Committee during the TARP Period of the Company’s employment agreements with each of Company’s executive officers and other associates who are parties to an employment agreement concluded with a determination by the Committee that these agreements did not encourage unnecessary or excessive risks that threatened the value of the Company and did not encourage manipulation of the Company’s reported earnings to enhance the compensation of any of the Company’s employees.

Pinnacle Financial Partners, Inc.

●
Additionally, the compensation structure for executive officers has not included any pension plans, deferred compensation plans, and/or salary continuation compensation plans that are sometimes used by other banking companies  to compensate their senior leadership.

●
As an organization, the Company employs a varied compensation structure.  The Company utilizes commission based compensation arrangements for mortgage, insurance and investment lines of business.  The Company believes that there are adequate controls and clawback provisions embedded within the plans to mitigate the risk associated with such plans. Employees that are subject to these plans do not participate in the annual cash incentive program. In addition, the Company uses loan/bonus retention agreements on a case-by-case basis to attract and retain talent.  Under the agreements, a lump sum is paid in advance to an employee as a loan and is repaid over a pre-determined earn out period. In the event the employee leaves prior to earn out, the employee is obligated to repay the unearned portion to the Company.  After its review of these various compensation arrangements, the Committee was able to conclude that none of these arrangements encourage manipulation of the Company’s reported earnings to enhance the compensation of any of the Company’s employees, nor increase excessive risks to the firm.

The Committee has reviewed and discussed this Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Committee recommended this Compensation Discussion and Analysis be included in this proxy statement.

Furthermore and as noted above, the Committee certifies that: (i) it has reviewed with the Company’s Senior Risk Officer the Named Executive Officer compensation plans to ensure that these plans do not encourage the Named Executive Officers to take unnecessary and excessive risks that threaten the Company,  (ii) it has reviewed with the Senior Risk Officer the employee compensation plans and made all reasonable efforts to limit any unnecessary risk these plans pose to the Company, and (iii) it has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance compensation of any employee.

James C. Cope, Chairman
Gregory L. Burns, Member
Hal Pennington, Member

Pinnacle Financial Partners, Inc.

2012 Summary Compensation Table

The table below sets forth a summary of the compensation earned by each of (i) the Company's Chief Executive Officer; (ii) the Company’s Chief Financial Officer; and (iii) the three highest paid executive officers of the Company whose total compensation exceeded $100,000 for fiscal 2012 and who were employed as executive officers at December 31, 2012 (collectively, the “Named Executive Officers”) in 2012. Each of the Named Executive Officers has entered into an employment agreement with the Company, the terms of which are described below.

For 2012, 2011 and 2010, “Salary” accounted for approximately 47.7%, 64.2%, and 64.7%, respectively, of the total compensation of the Named Executive Officers.  “Non-equity incentive plan compensation”, or the annual cash incentive plan, represented 13.0%, 0.0% and 0.0%, respectively, of the total compensation of the Named Executive Officers for the last three years, while restricted stock and option awards (i.e., Stock Awards) accounted for approximately 37.6%, 32.1%, and 32.4%, respectively, of the total compensation.  All other compensation accounted for approximately 1.7%, 2.7%, and, 2.7%, respectively, in all three years of the total compensation of the Named Executive Officers.

2012 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

M. Terry Turner	2012	$1,080,672	$-	$917,400	$-	$311,662	$-	$31,228	$2,340,962
President and Chief	2011	$941,600	$-	$470,681	$-	$-	$-	$31,799	$1,444,080
Executive Officer	2010	$691,225	$-	$345,613	$-	$-	$-	$25,004	$1,061,842

Robert A. McCabe, Jr.	2012	$1,026,552	$-	$864,900	$-	$295,666	$-	$33,893	$2,221,011
Chairman of the	2011	$893,725	$-	$446,856	$-	$-	$-	$34,794	$1,375,375
Board	2010	$655,750	$-	$327,875	$-	$-	$-	$24,902	$1,008,527

Hugh M. Queener	2012	$435,256	$-	$273,200	$-	$114,531	$-	$28,327	$851,314
Chief Administrative	2011	$428,425	$-	$214,120	$-	$-	$-	$29,082	$671,627
Officer	2010	$332,175	$-	$166,087	$-	$-	$-	$23,962	$522,224

Harold R. Carpenter	2012	$435,256	$-	$306,300	$-	$105,721	$-	$14,091	$861,368
Chief Financial	2011	$428,425	$-	$214,120	$-	$-	$-	$14,190	$656,735
Officer	2010	$332,175	$-	$166,087	$-	$-	$-	$10,762	$509,024

J. Harvey White	2012	$350,756	$-	$258,900	$-	$79,567	$-	$12,310	$701,533
Chief Credit Officer	2011	$346,250	$-	$173,115	$-	$-	$-	$13,563	$532,928
	2010	$250,000	$-	$125,000	$-	$-	$-	$10,520	$385,520

(1)
Salary – During part of 2012, a portion of each Named Executive Officer’s salary was paid in salary stock units, or SSUs. SSUs were granted bi-weekly at the same time cash salary was paid. The Company terminated the issuance of SSUs effective July 1, 2012.  Each SSU was equivalent to the quotient of (1) the per pay period rate granted to the Named Executive Officer, net of any tax related items, divided by (2) the closing price of the Company’s Common Stock on the day prior to the grant date. The amount of cash salary and salary associated with the SSUs for the Named Executive Officers for 2012 was as follows:

Pinnacle Financial Partners, Inc.

	Cash Salary	Salary Stock Units	Total Salary
M. Terry Turner	$712,000	$368,672	$1,080,672
Robert A. McCabe Jr.	675,000	351,552	1,026,552
Hugh M. Queener	342,000	93,256	435,256
Harold R. Carpenter	342,000	93,256	435,256
J. Harvey White	257,500	93,256	350,756

(2)
Stock Awards – Amounts in this column reflect the aggregate grant date fair value of restricted stock unit awards in 2012 and restricted stock awards in 2011 and 2010 computed in accordance with FASB ASC Topic 718.  To calculate the grant date fair value, the Company multiplied the closing price of the Company’s common stock on the date of grant by the number of restricted stock units or restricted stock awards granted.  With respect to the performance-based component of the awarded restricted stock units and restricted shares, amounts included in this column represent the grant date fair value of the maximum award possible.  All performance-based restricted stock units granted in 2012 and performance-based restricted shares granted in 2011 and 2010 were subject to forfeiture if the applicable minimum performance threshold was not achieved.  The reported amounts included in the column above with respect to performance based restricted stock units granted in 2012 and performance-based restricted shares granted in 2011 and 2010 do not necessarily reflect the actual amounts that were paid to or that may be realized by the Named Executive Officer.  For a more complete description of the restricted stock unit awards granted in 2012, please see Compensation Discussion and Analysis.

(3)
Non-Equity Incentive Plan Compensation – Reflects compensation attributable to the Company’s annual cash incentive plans.  The Company was prohibited, due to participation in the CPP, from paying cash incentives to the Named Executive Officers in 2010 and 2011.  In June 2012, the Company redeemed all of the remaining outstanding shares of its TARP preferred stock and, as a result, effective July 1, 2012, the Named Executive Officers were eligible to participate in the 2012 Annual Cash Incentive Plan for the second half of 2012.  The table below sets forth for each Named Executive Officer the actual and target payouts expressed as a percentage of base salary and corresponding dollar value of the award actually paid under the 2012 Annual Cash Incentive Plan.  Payout of incentive compensation occurs upon achievement of certain soundness and performance thresholds as determined by the Human Resources and Compensation Committee.

	Turner	McCabe	Queener	Carpenter	White

2012 % Target Payout	42.5%	42.5%	32.5%	30%	30%
2012 % Actual Payout	43.8%	43.8%	33.5%	31%	31%
2012 Payment	$311,662	$295,666	$114,531	$105,721	$79,567

(4)
Other Compensation – The Company provides the Named Executive Officers with other forms of compensation.  The following is a listing of various types of other compensation that the Company has not used in the past but may consider in the future to award its executives.  We believe that including a listing of forms of compensation that we currently do not use is beneficial to investors as they compare our compensation elements to those of other organizations.

	Turner	McCabe	Queener	Carpenter	White
Stock appreciation rights granted	None	None	None	None	None
Stock performance units granted	None	None	None	None	None
Supplemental retirement plans	NA	NA	NA	NA	NA
Pension plan	NA	NA	NA	NA	NA
Deferred compensation	NA	NA	NA	NA	NA
Board fees	No	No	NA	NA	NA

Group benefit package – All Company associates, including the Named Executive Officers, participate in the Company’s group benefit package which includes customary medical and dental benefits, group life, group disability, healthcare and dependent care reimbursement plans, 401k plan, etc.  The Named Executive Officers receive no incremental employee benefits that are not offered to other Company associates, other than an enhanced long-term disability policy that provides incremental coverage over the group policy maximums.  The following is a summary of the expense the Company incurred during 2012, 2011 and 2010 to provide a 401k plan match to our Named Executive Officers and the cost of the enhanced long term disability policy.

	Turner	McCabe	Queener	Carpenter	White
2012
401k match	$10,000	$10,000	$10,000	$10,000	$10,000
Long term disability policy	$7,103	$8,193	$4,527	$4,091	$2,310

2011
401k match	$9,800	$9,800	$9,800	$9,800	$9,800
Long term disability policy	$7,874	$9,294	$5,482	$4,390	$3,763

Pinnacle Financial Partners, Inc.

	Turner	McCabe	Queener	Carpenter	White
2010
401k match	$9,800	$9,800	$9,800	$9,800	$9,800
Long term disability policy	$2,004	$1,902	$962	$962	$720

Paid time off – Each Named Executive Officer receives an allotment of 25 days for paid time off each year (excluding holidays).  The Company does not provide sick leave for any associate, including the Named Executive Officers.   Additionally, associates, including the Named Executive Officers, are not permitted to carryover unused paid time off into a subsequent fiscal year.

Other Executive perquisites – The Company provided the following perquisites to the Named Executive Officers in 2012:

	Turner	McCabe	Queener	Carpenter	White
Company provided vehicles	NA	NA	NA	NA	NA
Automobile allowance	$13,200 / year	$13,200 / year	$13,200 / year	No	No
Parking allowances	No	No	No	No	No
Personal tax return fees paid in 2012	$925	$2,500	$600	$0	No
Health club membership	No	No	No	No	No
Country club membership	No	No	No	No	No
Corporate aircraft	NA	NA	NA	NA	NA

Grants of Plan-Based Awards in 2012

The following table provides information about plan-based awards granted to the Named Executive Officers during 2012.

GRANTS OF PLAN-BASED AWARDS IN 2012

		Estimated Possible Payouts Under			Estimated Future Payouts Under
		Non-Equity Incentive Plan			Equity Incentive Plan
		Awards (1)			Awards (2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Name and Principal Position	Grant date	Threshold	Target	Maximum	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Stock Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards (4)

M. Terry Turner
President and Chief Executive Officer	1/13/12	—	—	—	—	—	—	21,195	—	—	$368,672
	1/19/12	—	—	—	0	18,440	22,084	—	—	—	$356,000
	6/21/12	—	—	—	0	26,544	31,789	—	—	—	$561,400
	NA	$0	$302,583	$378,230	—	—	—	—	—	—	—

Robert A. McCabe, Jr.
Chairman of the Board	1/13/12	—	—	—	—	—	—	20,212	—	—	$351,552
	1/19/12	—	—	—	0	17,508	20,968	—	—	—	$338,000
	6/21/12	—	—	—	0	24,913	29,836	—	—	—	$526,900
	NA	$0	$287,055	$358,818	—	—	—	—	—	—	—

Hugh M. Queener
Chief Administrative Officer	1/13/12	—	—	—	—	—	—	5,367	—	—	$93,256
	1/19/12	—	—	—	0	8,858	10,608	—	—	—	$171,000
	6/21/12	—	—	—	0	4,832	5,787	—	—	—	$102,200
	NA	$0	$111,196	$138,994	—	—	—	—	—	—	—

Harold R. Carpenter
Chief Financial Officer	1/13/12	—	—	—	—	—	—	5,367	—	—	$93,256
	1/19/12	—	—	—	0	8,858	10,608	—	—	—	$171,000
	6/21/12	—	—	—	0	6,397	7,661	—	—	—	$135,300
	NA	$0	$102,642	$128,303	—	—	—	—	—	—	—

J. Harvey White
Chief Credit Officer	1/13/12	—	—	—	—	—	—	5,367	—	—	$93,256
	1/19/12	—	—	—	0	6,682	8,002	—	—	—	$129,000
	6/21/12	—	—	—	0	6,142	7,356	—	—	—	$129,900
	NA	$0	$77,250	$96,563	—	—	—	—	—	—	—

Pinnacle Financial Partners, Inc.

(1)
As a result of the redemption of all of the remaining outstanding shares of TARP preferred stock, the Named Executive Officers were eligible to participate in the 2012 Annual Cash Incentive Plan as of July 1, 2012.  This column shows separately the possible payouts to the Named Executive Officers under the 2012 Annual Cash Incentive Plan assuming target and maximum levels of performance.  Actual amounts paid in January 2013 to the Named Executive Officers under the 2012 Annual Incentive Plan are reflected in the Summary Compensation Table above under the column “Non-Equity Incentive Plan Compensation.”

(2)
Reflects restricted stock units.  Restricted stock units are settled in restricted shares.  The number of restricted shares issued in settlement of the restricted stock unit is determined based on the Company’s fully diluted earnings per share in 2012.  All restricted shares issued to the Named Executive Officers, if any, upon settlement of the restricted stock units are subject to further vesting restrictions including forfeiture restrictions that lapse in equal 20% increments on February 28, 2014, February 28, 2015, February 28, 2016, February 28, 2017 and February 28, 2018 (each a “Vesting Date”); provided, that such Named Executive Officer is employed by the Company on the Vesting Date (unless the Named Executive Officer’s failure to be employed is the result of death or disability in which case the forfeiture restrictions will lapse upon the employee’s termination resulting therefrom) and the ratio of Pinnacle Bank’s classified assets to the sum of Pinnacle Bank’s Tier 1 capital and the allowance for loan losses (“Classified Assets Ratio”) in each case as of December 31 of the fiscal year ending immediately prior to each Vesting Date is less than a predetermined Classified Assets Ratio established by the Committee between January 1 and March 31 of the fiscal year for which the Classified Assets Ratio is applicable.

(3)
SSUs are reflected in this column.  SSUs were awarded to each of the Named Executive Officers on January 13, 2012 and were payable in installments at each of the pay periods following January 13, 2012 until July 1, 2012.  Column (i) shows the total number of SSUs issued to the Named Executive Officers in 2012.  The SSUs were settled on December 31, 2012, with the issuance of one share of the Company's common stock for each SSU.  The Company withheld from the shares issued in settlement of the SSUs, a number of shares of the Company's common stock necessary to satisfy the minimum withholding tax obligations of the Named Executive Officers.

(4)
Amounts in this column reflect the aggregate grant date fair value of restricted stock unit awards and SSUs granted in 2012 computed in accordance with FASB ASC Topic 718.  To calculate the grant date fair value of restricted stock unit awards, the Company multiplied the closing price of the Company’s common stock on the date of grant by the maximum number of restricted stock units that could be settled in restricted shares.

Pinnacle Financial Partners, Inc.

Outstanding Equity Awards at 2012 Fiscal Year End

The following table summarizes information with respect to equity award holdings by the Named Executive Officers as of December 31, 2012.

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR END

	Option Awards (1)					Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)

M. Terry Turner	24,937	6,234	—	$21.51	1/19/2018	3,068	$57,801	96,310	$1,814,480
	23,412	—	—	$31.25	1/19/2017	—	—	—	—
	23,866	—	—	$27.11	3/17/2016	—	—	—	—
	22,111	—	—	$23.88	1/19/2015	—	—	—	—
	15,140	—	—	$14.78	4/26/2014	—	—	—	—
	25,000	—	—	$6.65	2/26/2013	—	—	—	—

Robert A. McCabe, Jr.	23,690	5,922	—	$21.51	1/19/2018	2,081	$39,206	87,756	$1,653,323
	22,242	—	—	$31.25	1/19/2017	—	—	—	—
	22,673	—	—	$27.11	3/17/2016	—	—	—	—
	19,715	—	—	$23.88	1/19/2015	—	—	—	—
	13,500	—	—	$14.78	4/26/2014	—	—	—	—

Hugh M. Queener	17,002	4,251	—	$21.51	1/19/2018	2,092	$39,413	38,081	$717,446
	11,706	—	—	$31.25	1/19/2017	—	—	—	—
	11,933	—	—	$27.11	3/17/2016	—	—	—	—
	17,306	—	—	$23.88	1/19/2015	—	—	—	—
	11,850	—	—	$14.78	4/26/2014	—	—	—	—
	19,000	—	—	$6.65	2/26/2013	—	—	—	—

Harold R. Carpenter	14,169	3,542	—	$21.51	1/19/2018	1,744	$32,857	38,427	$723,965
	8,780	—	—	$31.25	1/19/2017	—	—	—	—
	9,189	—	—	$27.11	3/17/2016	—	—	—	—
	5,400	—	—	$23.88	1/19/2015	—	—	—	—
	5,500	—	—	$12.37	1/12/2014	—	—	—	—

J. Harvey White	—	—	—	—	—	1,400	$26,376	27,032	$509,283

(1)	All option awards vest in 20% increments annually during the first five years of the 10-year option term.
(2)	The following information details the status of the unvested time-based vesting restricted stock awards for the Named Executive Officers for the last five years.

Grant Date	Turner	McCabe	Queener	Carpenter	White	Vesting criteria
Unvested Stock Awards – Time Vesting Criteria (number of awards)
1/19/08 award	5,114	4,858	3,487	2,906	—	Vests pro rata over ten years with the exception of Mr. McCabe which vests pro rata over seven years.
- Shares vested and restrictions lapsed	2,046	2,777	1,395	1,162	—
- Shares forfeited	—	—	—	—	—
Unvested shares	3,068	2,081	2,092	1,744	—

(3)
Market value is determined by multiplying the closing market price of the Company’s common stock ($18.84) on December 31, 2012 by the number of shares.  With respect to unvested performance based equity awards, represents the number of shares issuable upon achievement of the threshold performance goal.

Pinnacle Financial Partners, Inc.

(4)
The following information details the status of the unvested performance-based vesting restricted stock awards and performance-based vesting restricted stock unit awards for the Named Executive Officers for the last five years:

Grant Date	Turner	McCabe	Queener	Carpenter	White	Vesting criteria
Unvested Stock Awards – Time Vesting Criteria (number of awards)
8/29/09 award - Shares vested and restrictions lapsed - Shares forfeited Unvested shares	— — — —	— — — —	— — — —	— — — —	3,500 2,100 — 1,400	Vests pro rata over five years.
Totals	3,068	2,081	2,092	1,744	1,400
Unvested Stock Awards – Performance Vesting Criteria (number of awards)
1/20/09 award - Shares vested and restrictions lapsed - Shares forfeited Unvested shares	18,090 1,809 3,618 12,663	17,266 2,879 5,756 8,631	9,646 965 1,929 6,752	7,905 791 1,581 5,533	— — — —
Vested 10% per year (or in the case of Mr. McCabe 16.66% per year) so long as the Company was profitable for the fiscal year immediately preceding the vesting date.  Because the Company was not profitable for 2009 or 2010, those shares were forfeited.

1/20/09 award - Shares vested and restrictions lapsed - Shares forfeited Unvested shares	6,029 2,011 4,018 -	5,755 1,919 3,836 -	3,215 1,073 2,142 -	2,635 879 1,756 -	— — — —
Vests 33% annually as long as the Company was profitable in the year prior to vesting.  As the Company was not profitable in 2009 or 2010, two-thirds of these restricted shares have been forfeited and returned to the Plan. On January 20, 2012, one-third  of the shares vested based on the profitability of 2011.

1/22/10 award - Shares vested and restrictions lapsed - Shares forfeited Unvested shares	5,930 — 3,953 1,977	5,625 — 3,750 1,875	2,849 — 1,899 950	2,849 — 1,899 950	2,144 — 1,429 715
Three year performance award for fiscal years 2010, 2011 and 2012.  The Company did not achieve the performance objectives for 2010 and 2011 and thus these awards were forfeited.  The performance objectives for 2012 were achieved and these shares were vested on January 22, 2013.

8/16/11 award - Shares vested and restrictions lapsed - Shares forfeited Unvested shares	9,171 — — 9,171	8,707 — — 8,707	4,172 — — 4,172	4,172 — — 4,172	3,373 — — 3,373
Vests 66.7% on August 16, 2013 and 33.3% on August 16, 2014 if the Company achieves certain annual earnings per diluted share and soundness targets.  If the annual earnings per diluted share and soundness targets are not achieved for any year within the three-year performance period, the award may still vest if the Company achieves soundness targets and cumulative earnings per diluted share target for the three years covered by each award.  In the case of these awards, the 2011 performance targets were achieved, however the 2012 performance targets were not achieved.  Consequently, in order for the 2012 tranche of this award to vest, the Company will be required to achieve the three year performance targets for the three-year period ended December 31, 2013.

8/16/11 award - Shares vested and restrictions lapsed - Shares forfeited Unvested shares	27,515 — — 27,515	26,122 — — 26,122	12,517 — — 12,517	12,517 — — 12,517	10,120 — — 10,120
Vests 20% on August 16, 2013 (the second anniversary date of the grant) and 10% per year thereafter (or in the case of Mr. McCabe 40% on August 16, 2013 and 20% over the next three years or in the case of Mr. White 67% on August 16, 2013 and 33% on August 16, 2014), so long as the Company was profitable for the fiscal year immediately preceding the vesting date.

1/19/12 and 6/21/12 awards - Shares vested and restrictions lapsed - Shares forfeited Unvested shares	44,984 — — 44,984	42,421 — — 42,421	13,690 — — 13,690	15,255 — — 15,255	12,824 — — 12,824
The amounts represent an 83.5% conversion rate of two previously issued restricted share unit awards granted on January 19, 2012 and June 21, 2012.  The restricted share unit awards vested and converted into restricted shares upon attainment of performance criteria for the period ended December 31, 2012.  The conversion rate was based on the Company’s fully diluted earnings per share of $1.15 for fiscal year 2012 which fell within a predetermined range of $1.13 to $1.26 per fully diluted share.  The Committee had established these conversion rate ranges in January of 2012.  As such, the restrictions associated with 20% of these shares will lapse beginning on February 28, 2014 and pro rata for the next four years thereafter provided the Company achieves certain soundness thresholds in each fiscal year prior to the annual vesting date.  The Committee will establish the soundness threshold at the beginning of each fiscal year.

Totals	96,310	87,756	38,081	38,427	27,032

Pinnacle Financial Partners, Inc.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($) (2)	Number of Shares Acquired On Vesting (#)(1)	Value Realized on Vesting ($)(2)

M. Terry Turner	45,000	$509,747	41,306	$707,140

Robert A. McCabe, Jr.	57,000	$643,160	40,663	$695,742

Hugh M. Queener	27,000	$321,012	15,231	$259,267

Harold R. Carpenter	12,000	$135,910	14,998	$255,346

J. Harvey White	—	$—	11,802	$201,557

(1)
Includes SSUs issued in 2012 and restricted share units issued prior to 2012 but which vested during 2012.  Excludes restricted share units issued in 2012 and which were settled for restricted shares in 2013.

(2)
“Value Realized on Exercise” represents the difference between the market price of the underlying securities at exercise and the exercise or base price of the options. “Value Realized on Vesting” is determined by multiplying the number of shares of stock or units by the market value of the underlying shares on the vesting date.

Employment and Change of Control Agreements

The employment agreements that the Company has entered into with each of Messrs. Turner, McCabe, Queener and Carpenter are described in more detail below.  These agreements automatically renew each year on January 1 unless the Committee or the executive gives notice of non-renewal prior to November 30 of the preceding year, in which case the agreement terminates thirty days later. During the TARP Period, the Company was prohibited from making certain of the severance payments otherwise required to be made under the employment agreements upon termination of the employment of the executive, including termination after a change in control or termination without cause,. The Company was not prohibited from making such payments if they are required by the death or disability of the executive.  In November 2009, the Committee requested, and subsequently received, waivers from Messrs. Turner, McCabe, Queener and Carpenter of the contractual provisions of these agreements which the Company was prohibited from performing during the TARP Period, thereby significantly limiting the severance benefits available to these executive officers pursuant to these employment agreements.   Messrs. Turner, McCabe, Queener and Carpenter received no additional compensation or other benefit as a result of executing these waivers.  These waivers automatically terminated at the end of the TARP Period.

The Company entered into a three-year employment contract with M. Terry Turner, President and Chief Executive Officer, on March 1, 2000; Robert A. McCabe, Jr., Chairman of the Board on August 1, 2000; Hugh M. Queener, Chief Administrative Officer, on August 1, 2000; and  Harold R. Carpenter, Chief Financial Officer, on March 14, 2006.  All four outstanding employment agreements were amended on January 1, 2008 to eliminate the automatic three year renewable clause in the agreement as well as incorporate the impact of IRS Code Section 409A into the agreement and were further amended on November 20, 2012 to provide each Named Executive Officer with an additional week of paid vacation and to make certain other immaterial changes. There were no other significant changes to the terms and conditions of the original agreement as a result of these amendments.  The amended agreement automatically renews annually on January 1, unless any of the parties to the agreement gives notice of intent not to renew the agreement prior to November 30 of the preceding year in which case the agreement terminates thirty days later.

Pinnacle Financial Partners, Inc.

The employment agreements described above for Messrs. Turner, McCabe, Queener and Carpenter require the Company to make certain severance payments to the executives in the event that the Company terminates the employment of the executive without “cause” or the executive terminates his employment for “cause”.  The employment agreements also require the Company to make certain payments to the executives in the event that the executive becomes disabled.  Under the terms of the employment agreements, if the Company terminates the executive without cause, it must pay the executive severance equal to three year’s base salary.  If the executive terminates his employment with the Company for cause, the Company must pay the executive a maximum of up to twelve months of base salary.

The employment agreements also contain provisions that if the Company terminates the executive without “cause” or the executive terminates his employment with the Company for “cause” within a year following a “change of control”, the executive shall be entitled to a lump sum severance payment equal to three times the executive’s then current salary and target bonus, plus certain retirement benefits plus tax payments.  Generally, this “change of control” provision is typically referred to as a “double trigger” such that (a) a change of control has to occur as defined in the employment agreements and (b) the executive has to terminate his employment for “cause”, again as defined in the employment agreement, as follows:

(a)
A “change of control” generally means the acquisition by a person or group of 40% or more of the voting securities of the Company or the Bank; a change in the majority of the Board over a twelve-month period (unless the new directors were approved by a two-thirds majority of prior directors); a merger, consolidation or reorganization in which the Company’s shareholders before the merger own 50% or less of the voting power after the merger; or the sale, transfer or assignment of all or substantially all of the assets of the Company and its subsidiaries to any third party.

(b)
Termination for “cause” generally means that immediately following the change of control, the executive no longer reports to the same supervisor he reported to prior to the change of control, a change in supervisory authority has occurred such that the associates that reported to the executive prior to the change of control no longer report to the executive, a material modification in the executive’s job title or scope of responsibility has occurred, a change in office location of more than 25 miles from the executive’s current office location or a material change in salary, bonus opportunity or other benefit has occurred.

Also and in the event of a change of control, the executive will receive three years of Company-provided health plan benefits subsequent to his termination.  In addition, the executive will be indemnified by the Company for any excise tax due under Section 4999 of the Code of an amount sufficient to place the executive in the same after-tax position as the executive would have been had no excise tax been imposed upon or incurred or paid by the executive.  The executive is also entitled to receive assistance from a qualified accounting firm of his choice not to exceed $2,500 per year for three years.

In September 2012, the Company entered into a change of control agreement with Mr. White providing Mr. White with certain benefits in the event that his employment is terminated within twelve months following a change of control (as defined in the agreement).  This agreement automatically renews each year on January 1 unless the Committee or Mr. White gives the other notice of an intent to terminate the agreement prior to November 30 of the preceding year, in which case the agreement terminates thirty days later.  Notwithstanding the foregoing the change of control agreement may be terminated earlier in the event that prior to the earlier of a change of control or the Company entering into an agreement providing for a change of control, Mr. White shall cease to serve as the Chief Credit Officer/Chairman Knoxville, or the Compensation Committee or the Company’s Chief Executive Officer shall determine, in their sole discretion, that it is no longer appropriate to provide Mr. White with post-change of control benefits. This agreement was amended on November 20, 2012 to provide that the Company, or any successor to the Company upon a change of control, shall continue to make available to Mr. White following a change of control a life insurance benefit equal to two times his annual base salary not to exceed $500,000 at Mr. White’s sole cost and expense for three years following the change of control; provided, that, if the Company’s group life policy in effect as of the date of the amendment has then expired or terminated, the Company’s, and any successor’s obligation to make the benefit available shall be only an obligation to use commercially reasonable efforts to make the benefit available.

Pinnacle Financial Partners, Inc.

Pursuant to the terms of the Mr. White’s change of control agreement, as amended, if, within twelve (12) months following a “change of control” (as defined below), the Company or the Bank terminates Mr. White’s employment without “cause” (as defined below) or Mr. White terminates his employment for “cause” (as defined below), the Company will be obligated to pay Mr. White a payment equal to two (2) times his then current base salary and target bonus amount on the last day of the month following the date of his termination. Furthermore, Mr. White and his immediate family will be entitled to continue to receive the health insurance plan benefits then in effect for employees of the Company and/or the Bank for a period of three years, including the Company-funded portion of the plan. In addition, Mr. White will also receive tax assistance, advice and filing preparation services from a qualified accounting firm of his choice for a period of three years at a cost to the Company and/or the Bank not to exceed $2,500.

For purposes of Mr. White’s change of control agreement a “change of control” has the same definition as that term is defined in the employment agreements for Messrs. Turner, McCabe, Queener and Carpenter.  For purposes of Mr. White’s change of control agreement , “cause” for purposes of determining whether Mr. White has the ability to voluntarily terminate his employment and receive payment of the change of control benefits under the agreement, generally means that immediately following the change of control, a material modification in Mr. White’s job title or scope of responsibility has occurred without his consent; Mr. White, without his consent, no longer reports directly to the individual serving as the chief executive officer of the publicly-held parent company of the Bank; an adverse change in Mr. White’s overall supervisory authority occurs without his consent; a change in Mr. White’s office location of more than 25 miles from his office location immediately following the change of control is effected without his consent; a material change in Mr. White’s salary, bonus opportunity or other benefits has occurred; or the change of control is not renewed prior to the expiration of the then current term.

For purposes of Mr. White’s change of control agreement, “cause”, for purposes of determining whether the Company or the Bank has terminated Mr. White’s employment in a manner that does not require the payment to Mr. White of the change of control benefits under the agreement means a material breach by Mr. White of the terms of the agreement that remains uncured after the expiration of thirty (30) days following delivery of written notice to Mr. White by the Company or the Bank; conduct by Mr. White that amounts to fraud, dishonesty or willful misconduct in the performance of his duties and responsibilities; failure by Mr. White to perform his duties and responsibilities as an employee which remains uncured after the expiration of thirty (30) days following delivery of written notice to Mr. White by the Company or the Bank; Mr. White’s arrest for, his charge in relation to or conviction of a crime involving breach of trust or moral turpitude; conduct by Mr. White that amounts to gross and willful insubordination or inattention to his duties and responsibilities as an employee of the Company or the Bank; or conduct by Mr. White that results in his removal as an officer or executive of the Company or the Bank pursuant to a written order by any regulatory agency with authority or jurisdiction over the Company or the Bank.

Equity Awards

Furthermore, in the event of a change of control, any unvested restricted share awards, pursuant to the restricted share agreements with the executives noted above, would immediately vest.  All unvested stock option grants would only vest pursuant to a change of control with the approval of the Human Resources and Compensation Committee.

Amounts Payable to Named Executive Officers Following Certain Termination Scenarios

The following is a tabular presentation of the amounts that would be owed the Named Executive Officers pursuant to the various events detailed above assuming the event occurred on December 31, 2012:

Pinnacle Financial Partners, Inc.

	Employee disability (3)	Employee death (3)	Pinnacle terminates employment without cause	Employee terminates employment for cause	Pinnacle terminates Employee for cause or Employee terminates employment without cause or Employee retires	Pinnacle terminates Employee without cause or Employee terminates for cause, in each case within twelve months of a change of control
M. Terry Turner
Base salary(4)	$712,000	$-	$712,000	$712,000	$-	$712,000
Targeted cash incentive payment(5)	-	-	-	-	-	605,200
Total	712,000	-	712,000	712,000	-	1,317,200
Multiplier (in terms of years)	x .5	x 0	x 3	x 1	x 0	x 3
Aggregate cash payment	356,000	-	2,136,000	712,000	-	3,951,600

Health insurance - $800 per month	-	-	9,600	2,400	-	28,800
Tax assistance	-	-	-	-	-	7,500
Intrinsic value of unvested stock options that immediately vest (1)	-	-	-	-	-	300
Value of unearned restricted shares and restricted stock units that immediately vest	2,039,750	2,039,750	-	-	-	2,039,750
Payment for excise tax and gross up (2)	-	-	-	-	-	2,291,210
	$2,395,750	$2,395,750	$2,145,600	$714,400	$-	$8,319,160
Robert A. McCabe, Jr.
Base salary(4)	$675,000	$-	$675,000	$675,000	$-	$675,000
Targeted cash incentive payment(5)	-	-	-	-	-	573,750
Total	675,000	-	675,000	675,000	-	1,248,750
Multiplier (in terms of years)	x .5	x 0	x 3	x 1	x 0	x 3
Aggregate cash payment	337,500	-	2,025,000	675,000	-	3,746,250

Health insurance - $800 per month	-	-	9,600	2,400	-	28,800
Tax assistance	-	-	-	-	-	7,500
Intrinsic value of unvested stock options that immediately vest (1)	-	-	-	-	-	285
Value of unearned restricted shares and restricted stock units that immediately vest	1,850,465	1,850,465	-	-	-	1,850,465
Payment for excise tax and gross up (2)	-	-	-	-	-	2,133,842
	$2,187,965	$1,850,465	$2,034,600	$677,400	$-	$7,767,141
Hugh M. Queener
Base salary(4)	$342,000	$-	$342,000	$342,000	$-	$342,000
Targeted cash incentive payment(5)	-	-	-	-	-	222,300
Total	342,000	-	342,000	342,000	-	564,300
Multiplier (in terms of years)	x .5	x 0	x 3	x 1	x 0	x 3
Aggregate cash payment	171,000	-	1,026,000	342,000	-	1,692,900

Health insurance - $800 per month	-	-	9,600	2,400	-	28,800
Tax assistance	-	-	-	-	-	7,500
Intrinsic value of unvested stock options that immediately vest (1)	-	-	-	-	-	204
Value of unearned restricted shares and restricted stock units that immediately vest	807,822	807,822	-	-	-	807,822
Payment for excise tax and gross up (2)	-	-	-	-	-	937,285
	$978,822	$807,822	$1,035,600	$344,400	$-	$3,474,511
Harold R. Carpenter
Base salary(4)	$342,000	$-	$342,000	$342,000	$-	$342,000
Targeted cash incentive payment(5)	-	-	-	-	-	205,200
Total	342,000	-	342,000	342,000	-	547,200
Multiplier (in terms of years)	x .5	x 0	x 3	x 1	x 0	x 3
Aggregate cash payment	171,000	-	1,026,000	342,000	-	1,641,600

Health insurance - $800 per month	-	-	9,600	2,400	-	28,800
Tax assistance	-	-	-	-	-	7,500
Intrinsic value of unvested stock options that immediately vest (1)	-	-	-	-	-	170
Value of unearned restricted shares and restricted stock units that immediately vest	813,605	813,605	-	-	-	813,605
Payment for excise tax and gross up (2)	-	-	-	-	-	931,208
	$984,605	$813,605	$1,035,600	$344,400	$-	$3,422,884

Pinnacle Financial Partners, Inc.

	Employee disability (3)	Employee death (3)	Pinnacle terminates employment without cause	Employee terminates employment for cause	Pinnacle terminates Employee for cause or Employee terminates employment without cause or Employee retires	Pinnacle terminates Employee without cause or Employee terminates for cause, in each case within twelve months of a change of control
J. Harvey White
Base salary(4)	$-	$-	$-	$-	$-	$257,500
Targeted cash incentive payment(5)	-	-	-	-	-	103,000
Total	-	-	-	-	-	360,500
Multiplier (in terms of years)	x 0	x 0	x 0	x 0	x 0	x 2
Aggregate cash payment	-	-	-	-	-	721,000

Health insurance - $800 per month	-	-	-	-	-	28,800
Tax assistance	-	-	-	-	-	7,500
Intrinsic value of unvested stock options that immediately vest (1)	-	-	-	-	-	-
Value of unearned restricted shares and restricted stock units that immediately vest	-	632,496	-	-	-	632,496
Payment for excise tax and gross up (2)	-	-	-	-	-	-
	$-	$583,399	$-	$-	$-	$1,384,796

(1)	Vesting of stock option awards pursuant to a change of control may only occur upon the consent of the Human Resources and Compensation Committee.
(2)
In determining the anticipated payment due the executive for excise tax and gross up pursuant to a termination by the Company of the employee without cause or a termination by the employee for cause in each case, within twelve months following a change of control, the Company has included in the calculation the anticipated value of the immediate vesting of previously unvested restricted share awards and restricted stock unit awards and stock option grants in addition to the cash payments and healthcare benefits noted above.  As a result, the Company has computed the 20% excise tax obligation owed by Messrs. Turner, McCabe, Queener, and Carpenter in the event of a change of control to be approximately $2,291,000, $2,134,000, $937,000, and $931,000, respectively.  As a result, the Company has assumed a combined personal income tax rate of 55% for each executive and has included the additional gross up amount which includes the anticipated excise tax obligation in the table above.  The Company has not anticipated such excise tax or gross up payments for other terminating events as payments for such matters are generally not subject to section 280G of the Code.

(3)
The above amounts do not include benefits owed the Named Executive Officers or their estates pursuant to the Company’s broad based group disability insurance policies or group life insurance policy.  These benefits would be paid pursuant to these group polices which are provided to all employees of the Company.  Additionally, and also not included in the above amounts, the Named Executive Officers and certain other Leadership Team members also participate in a supplemental group disability policy which provides incremental coverage (i.e., “gap coverage”) for these individuals over the broad-based group disability coverage maximums.

(4)	For purposes of calculating base salary in 2012 under each Named Executive Officer’s respective employment agreement, SSUs were excluded.
(5)
For purposes of calculating targeted cash incentive payment in 2012 under each Named Executive Officer’s employment agreement, the Named Executive Officer’s targeted cash incentive payment effective July 1, 2012 under the 2012 Annual Cash Incentive Plan was doubled to estimate a full year targeted cash incentive had the Company not been a participant in the TARP CPP.

Pinnacle Financial Partners, Inc.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of March 4, 2013, the number of shares of Common Stock beneficially owned by (a) any person known to the Company who owns in excess of 5% of the outstanding shares of Common Stock, (b) each current director of the Company, (c) each Named Executive Officer listed in the Summary Compensation Table, and (d) all directors and executive officers, as a group. The information shown below is based upon information furnished to the Company by the named persons and the percentages are calculated based on shares outstanding as of March 4, 2013.

	Number of Shares Beneficially Owned
Name	Common Shares Beneficially Owned	Aggregate Stock Option Grants and Warrants Exercisable within 60 days of March 4, 2013	Total	Percent of All Shares Owned
Board of Directors (1):
Sue G. Atkinson	48,502	-	48,502	0.14%
H. Gordon Bone	77,025	1,862	78,887	0.23%
Gregory L. Burns	28,581	-	28,581	0.08%
Colleen Conway-Welch	36,226	-	36,226	0.10%
James C. Cope (2)	86,385	-	86,385	0.25%
William H. Huddleston, IV	57,331	-	57,331	0.16%
Ed C. Loughry, Jr.	132,531	-	132,531	0.38%
Robert A. McCabe, Jr. (2)	614,288	107,742	722,030	2.08%
Hal N. Pennington	14,226	-	14,226	0.04%
Dr. Wayne J. Riley	5,503	-	5,503	0.01%
Gary L. Scott	61,985	-	61,985	0.18%
M. Terry Turner (2)	546,518	115,700	662,218	1.90%

Named Executive Officers (1):
Hugh M. Queener (2)	286,610	74,048	360,658	1.04%
Harold R. Carpenter (2)	120,346	46,580	166,926	0.48%
J. Harvey White	55,284	-	55,284	0.16%

All Directors and executive officers as a Group (15 persons)	2,171,341	345,932	2,517,273	6.59%

Persons known to Company who own more than 5% of outstanding shares of Company Common Stock:

BlackRock, Inc. (3)
55 East 52nd Street
New York, NY 10055	2,474,562	-	2,474,562	7.13%

Dimensional Fund Advisors LP (4)
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746	2,419,718	-	2,419,718	6.97%

The Vanguard Group, Inc. (4)
100 Vanguard Blvd.
Malvern, PA 19355	1,917,383	-	1,917,383	5.53%

All Persons known to Company who own more than 5% of outstanding shares of Company Common Stock:	6,811,663	-	6,811,663	19.63%

(1)
Each person is the record owner of and has sole voting and investment power with respect to his or her shares.  Additionally, the address for each person listed is 150 Third Avenue South, Suite 900, Nashville, Tennessee 37201.

(2)
As of March 4, 2013, the following individuals have pledged the following amounts of their common shares beneficially owned to secure lines of credit or other indebtedness: Mr. Turner – 150,000 shares; Mr. Queener – 132,750 shares; Mr. Scott – 38,151 shares; Mr. Cope – 8,050 shares; Mr. Huddleston – 20,000 shares; Mr. Bone – 49,191 shares; and Mr. Carpenter – 11,208 shares.

(3)	The beneficial ownership information is derived from a Schedule 13G filed by the reporting person with the Securities and Exchange Commission on February 1, 2013.
(4)	The beneficial ownership information is derived from a Schedule 13G filed by the reporting person with the Securities and Exchange Commission on February 11, 2013.

Pinnacle Financial Partners, Inc.

Stock Ownership Guidelines

All of the Company’s directors are encouraged to maintain a meaningful personal ownership of Common Stock in excess of minimum guidelines established by the Company’s Corporate Governance Guidelines.  Generally, the guidelines require that directors own shares with a value of approximately three times the average annual compensation paid a Board member, provided that until such level is reached, the minimum level may be satisfied by the retention of ownership of all restricted shares granted that have vested, if any.  All of the Company’s directors are in compliance with the minimum guidelines including compliance exclusive of shares pledged.

The Board of Directors also expects the Chief Executive Officer and all other Named Executive Officers to maintain a meaningful personal ownership in the Company in the form of Common Stock.  Periodically, the Company may establish minimum Common Stock beneficial ownership guidelines for the Chief Executive Officer and the other Named Executive Officers.  In March 2012, the Executive Committee of the Board revised the minimum Common Stock beneficial ownership levels for the Chief Executive Officer and the Chairman of the Board of a minimum of 400% of their annual cash salary in Company Common Stock.  For purposes of this measurement, the average closing price of the Company’s Common Stock for the last 15 trading days of the previous calendar year is used to determine the market value of each executive’s holdings.  Additionally, the Executive Committee established stock beneficial ownership levels of 300% of the annual cash salary for the Chief Administrative Officer; 200% for the Chief Financial Officer and 150% for the Chief Credit Officer.  All Named Executive Officers currently exceed the applicable minimum level of beneficial ownership including compliance exclusive of shares pledged.  Should an executive officer’s ownership fall below the minimum beneficial ownership levels noted above, in order to transact an open market sale of their Company Common Stock, the officer would be required to seek the prior approval of the Board.

To discourage short-term or speculative transactions, the Company’s insider trading policies include prohibitions on directors, officers or employees engaging in short sales or purchases or sales of puts or calls on the Company’s Common Stock.

 Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own beneficially more than 10% of the Company’s outstanding Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in their ownership of the Company Common Stock. Directors, executive officers and greater than 10% shareholders are required to furnish the Company with copies of the forms they file.  To our knowledge, based solely on a review of the copies of these reports furnished to the Company during the year ended December 31, 2012, or on written representations from certain reporting persons that no Forms 5 were required for those persons, all of the persons who were directors or executive officers of the Company during 2012, complied with all applicable Section 16(a) filing requirements during 2012 except that Messrs. Turner, Queener, and McCabe each filed a Form 4 on January 24, 2012 to report a series of transactions that took place on January 18, 2012.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Bank has loan transactions in the ordinary course of business with directors and officers of the Company and the Bank and their affiliates, including members of their families, and corporations, partnerships or other organizations in which the directors and officers have a controlling interest. All loan transactions were entered into on substantially the same terms (including price, interest rate and collateral) as those prevailing at the same time for comparable transactions with unrelated parties and did not involve more than the normal risk of collectability or present other unfavorable features to the Company or the Bank. None of such loans were disclosed as nonaccrual, past due, restructured or potential problems in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

Pinnacle Financial Partners, Inc.

Pursuant to the Audit Committee Charter, the Audit Committee of the Board is responsible for reviewing and approving any transaction required to be described in this proxy statement pursuant to the rules and regulations of the Securities and Exchange Commission.

Human Resources and Compensation Committee Interlocks and Insider Participation

During 2012, the Human Resources and Compensation Committee of the Board of Directors consisted of James C. Cope, Gregory L. Burns, and Hal Pennington, none of whom has ever been an officer or employee of the Company, or its subsidiaries. Additionally, Gary L. Scott joined the Human Resources and Compensation Committee effective March 1, 2013.  No interlocking relationship existed during 2012 between any officer, member of our Board of Directors or the Human Resources and Compensation Committee and any officer, member of the Board of Directors or compensation committee (or committee performing similar functions) of any other company.

REPORT OF THE AUDIT COMMITTEE

The following is the Report of the Audit Committee regarding the Company’s audited financial statements to be included in the Company’s Annual Report on Form 10-K:

We have reviewed and discussed with management the Company’s audited financial statements as of December 31, 2012 and 2011 and for each of the years in the three-year period ended December 31, 2012.

We have discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We have received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and have discussed with the independent registered public accounting firm the firm’s independence.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

Gregory L. Burns, Chairman
William H. Huddleston, Member
Dr. Wayne J. Riley, Member
Gary L. Scott, Member

The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.

Pinnacle Financial Partners, Inc.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of the Company has approved the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for the Company for the year ending December 31, 2012. The Audit Committee considered the background, expertise and experience of the audit team assigned to the Company and various other relevant matters, including the proposed fees for audit services.  A representative of KPMG LLP will be present at the Meeting and will be given the opportunity to make a statement if he desires and will be available to respond to appropriate questions from shareholders.

Audit Fees.  During the years ended December 31, 2012 and 2011, the Company incurred the following fees for services performed by the independent registered public accounting firm:

	2012	2011
Audit Fees (1)	$541,000	$538,400
Audit-Related Fees	14,000	8,500
Tax Fees	-	-
All Other Fees	-	-
Total Fees	$555,600	$546,900

(1)
Includes fees related to the annual independent audit of the Company’s financial statements and reviews of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, report on internal control over financial reporting, and required statutory filings.

The Audit Committee also has adopted a formal policy concerning approval of audit and non-audit services to be provided by the independent auditor to the Company. The policy requires that all services KPMG LLP, the Company’s independent registered public accounting firm, may provide to the Company, including audit services and permitted audit-related and non-audit services, be pre-approved by the Committee. The Committee approved all audit and non-audit services provided by KPMG LLP during fiscal 2012 and 2011 prior to KPMG LLP performing such services.
OTHER MATTERS

The Board of the Company knows of no other matters that may be brought before the Meeting. If, however, any matters other than those set forth in this proxy statement should properly come before the meeting, votes will be cast pursuant to the proxies in accordance with the best judgment of the proxy holders.

If you cannot be present in person, you are requested to vote and submit your proxy promptly. You may vote by toll-free telephone, by the Internet or, if you requested printed materials, by completing, dating, signing and returning the accompanying proxy card promptly in the envelope provided. No postage is required if mailed in the United States.

Pinnacle Financial Partners, Inc.

GENERAL INFORMATION

Annual Report.  The Company’s 2012 Annual Report being made available to shareholders with this proxy statement.  The Annual Report is not a part of the proxy solicitation materials.

Additional Information.  A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, excluding certain exhibits thereto, may be obtained without charge by writing to Pinnacle Financial Partners, Inc., Attn:  Chief Financial Officer, 150 Third Avenue South, Suite 900, Nashville, Tennessee  37201.  Also, the Company’s Annual Report on Form 10-K and all quarterly reports on Form 10-Q for the year ended December 31, 2012 can also be accessed via the “Investor Relations” section of the Company’s website located at www.pnfp.com.

By Order of the Board of Directors,

Hugh M. Queener
Corporate Secretary

March 4, 2013

Pinnacle Financial Partners, Inc.

Form of Proxy

PINNACLE FINANCIAL PARTNERS, INC.
SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 16, 2013

The undersigned hereby appoints Robert A. McCabe, Jr. or M. Terry Turner or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them or either of them to represent and to vote, as designated below, all of the Common Stock of Pinnacle Financial Partners, Inc., which the undersigned would be entitled to vote if personally present at the 2013 annual meeting of shareholders to be held in our offices on the eighth floor of the Pinnacle at Symphony Place at 150 Third Avenue South, Nashville, Tennessee  37201 and at any adjournments of the annual meeting, upon the proposals described in the accompanying Notice of the Annual Meeting and the Proxy Statement relating to the 2013 annual meeting, receipt of which are hereby acknowledged.

THE BOARD OF DIRECTORS RECOMMENDS THAT
THE SHAREHOLDERS VOTE “FOR” PROPOSALS 1 THROUGH 4.

PROPOSAL #1:   To elect the four (4) persons listed below to serve as Class I Directors of Pinnacle Financial Partners, Inc. for a three-year term:

Sue G. Atkinson	Harold Gordon Bone
Gregory L. Burns	Gary L. Scott

☐FOR all	☐WITHHOLD on all	☐FOR ALL EXCEPT

INSTRUCTION:  To withhold authority for any individual nominee, mark "For All Except" above, and write the names of the nominees for which you do NOT wish to vote FOR in the space below.

PROPOSAL #2:   To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013:

☐ FOR	☐AGAINST	☐ ABSTAIN

PROPOSAL #3:  To approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement for the annual meeting of shareholders:

☐ FOR	☐AGAINST	☐ ABSTAIN

The Board of Directors recommends you vote “1 year” on the following proposal:

PROPOSAL #4: To approve, on a non-binding, advisory basis, the frequency of a non-binding advisory vote on the compensation of the Company’s named executive officers:

☐ 1 YEAR	☐2 YEARS	☐3 YEARS	☐ ABSTAIN

* * * * * * * *

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION TO THE CONTRARY IS INDICATED, IT WILL BE VOTED FOR PROPOSALS #1, #2, and #3 AND FOR THE OPTION OF ONE YEAR FOR PROPOSAL #4.

DISCRETIONARY AUTHORITY IS HEREBY CONFERRED AS TO ALL OTHER
MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING.

If stock is held in the name of more than one person, all holders must sign.  Signatures should correspond exactly with the name or names appearing on the stock certificate(s). When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership or limited liability company, please sign in such name by authorized person.

Date: ______________, 2013
Signature of Shareholder(s)	Signature of Shareholder(s)

Please print name of Shareholder(s)	Please print name of Shareholder(s)

Pinnacle Financial Partners, Inc.

Form of Proxy - Page 1